Exhibit 10.1

Execution Version

MASTER ACCOUNTS RECEIVABLE PURCHASE AGREEMENT

between

COMPUTER SCIENCES CORPORATION,
as the Seller

and

THE ROYAL BANK OF SCOTLAND PLC,
as the Purchaser

Dated as of April 21, 2015

Table of Contents

Schedule A     Approved Obligors
Schedule B     UCC Information
Schedule C    PrimeRevenue System

Exhibit A-1    Form of Servicing Report
Exhibit A-2    Form of Servicing Report (Delivered Outside of PrimeRevenue System)
Exhibit B    Form of Joinder Agreement

MASTER ACCOUNTS RECEIVABLE PURCHASE AGREEMENT

MASTER ACCOUNTS RECEIVABLE PURCHASE AGREEMENT, dated as of April 21, 2015 (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), between COMPUTER SCIENCES CORPORATION, a corporation organized under the laws of the State of Nevada (the “Initial Seller”; and, together with each Additional Seller (as defined below) that becomes a party hereto, each, a “Seller”, and collectively, the “Sellers”), and THE ROYAL BANK OF SCOTLAND PLC (the “Purchaser”).

Recital:
From time to time during the term hereof, each Seller may sell accounts receivable to the Purchaser, and the Purchaser may in its sole discretion agree to purchase such accounts receivable from such Seller, in each case, on the terms and conditions set forth in this Agreement.

SECTION 1.	Definitions and Interpretation

Section 1.1.    Definitions

In this Agreement, the following terms shall have the meanings ascribed thereto:
“Account Control Agreement” means a deposit account control agreement with respect to a Seller Account, in form and substance satisfactory to the parties thereto, among the applicable Seller (in its capacity as owner of the Seller Account), the Purchaser (in its capacity as the Purchaser and secured party) and the applicable depository institution, as such agreement may be amended, modified or supplemented from time to time by agreement of such parties.
“Accrued Aggregate Unreimbursed Purchase Discount” means, in relation to a given Settlement Date or Termination Settlement Date, as applicable, the portion of the Aggregate Unreimbursed Purchase Discount accrued during the immediately preceding Settlement Period.
“Additional Seller” as defined in Section 13.19.
“Additional Seller Conditions Precedent” means, in respect of any proposed Additional Seller, that (i) the Purchaser’s know-your-customer requirements with respect to such proposed Additional Seller have been satisfied; and (ii) a Parent Guaranty covering the obligations of such proposed Additional Seller has been issued and is in full force and effect.
“Adjusted Purchase Price” as defined in Section 2.3.
“Administration Fee” as defined in Section 3.3.
“Adverse Claim” means any mortgage, assignment, security interest, pledge, lien or other encumbrance securing any obligation of any Person or any other type of adverse claim or preferential arrangement having a similar effect (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof), in each case other than as arising under this Agreement.
“Affiliate” means any Person controlling, controlled by or under common control with, a Seller.

“Aggregate Unreimbursed Purchase Discount” means the aggregate of all Purchase Discounts that the Purchaser elects, in accordance with Section 2.3, not to deduct from the Net Face Value when calculating the Purchase Price on the Closing Date and any subsequent Settlement Date, the portion of which has not been paid by the Seller Representative or any Seller to the Purchaser by deposit into the Purchaser’s Account.
“Agreement” as defined in the preamble hereto.
“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to any Seller from time to time concerning or relating to bribery or corruption in connection with any action contemplated by this Agreement.
“Applicable Margin” means 0.53%, per annum.
“Approved Obligor” means each Obligor listed on Schedule A, as the same may be updated from time to time in accordance with Sections 13.20 and 13.21.
“Approved Obligor Buffer Period” means for each Approved Obligor, the number of days set forth under the heading “Approved Obligor Buffer Period” for such Approved Obligor on Schedule A.
“Approved Obligor Termination Event” means, with respect to a particular Approved Obligor, (i) the failure of the United States House of Representatives to appropriate sufficient funds to the applicable agency or department of the U.S. Government of which such Approved Obligor is a part (thereby preventing such Approved Obligor from making payments to the relevant Seller or the Purchaser); or (ii) the occurrence of a Non-Payment Event.
“Approved Transferee” means (a) any bank or other financial institution and (b) any Person (including any commercial paper conduit) that is (or will be) engaged in making, purchasing, holding or otherwise investing in accounts receivable and related assets in the ordinary course of its activities and that is administered or managed by any bank or other financial institution or any Affiliate thereof.
“Billed Receivable” means a Receivable which is evidenced by an Invoice.
“Business Day” means a day that is not a Saturday, Sunday or other day on which commercial banks in New York, New York, Winnipeg, Manitoba and Toronto, Ontario are authorized or required by law to remain closed; provided that, when used in connection with determining LIBOR, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.
“Closing Date” means, subject to Section 8.1, the date of this Agreement.
“Code” means the Internal Revenue Code of 1986, as amended.
“Collection Account” means (a) the account of the Initial Seller located at Wells Fargo (ABA No. 026009580) with account number 412-8885639 or (b) an account of the Initial Seller located at a depository bank satisfactory to the Purchaser, in each case which account is subject to an Account Control Agreement.
“Collections” means, with respect to any Purchased Receivable, all payments made on such Purchased Receivable and any other payments, receipts or recoveries received by a Seller with respect to such Purchased Receivable.
“Contract” means, with respect to any Receivable, the applicable contract or purchase order with respect to such Receivable between a Seller and the applicable Approved Obligor, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof.
“Conversion Date” as defined in Section 2.10.

“Conversion Date Adjustment Amount” means, with respect to each Eligible Unbilled Receivable that is the subject of a Conversion Date, the positive difference, if any, between (a) the amount payable by the applicable Approved Obligor with respect to such Purchased Receivable immediately prior to its Conversion Date and (b) the amount payable by the applicable Approved Obligor with respect to such Purchased Receivable immediately upon giving effect to its Conversion Date.
“Deemed Repurchase” as defined in Section 2.2.
“Dilution” means, with respect to any Receivable, (a) any discount, adjustment, deduction, or reduction (including, without limitation, as a result of any rate variance under the related Contract or as a result of any set-off whatsoever effected by the Approved Obligor, whether in relation to a payment obligation, tax or other amount payable by a Seller to such Approved Obligor (or any other branch or agency of the U.S. Government)), in each case, that would have the effect of reducing the amount of part or all of such Receivable and (b) the Conversion Date Adjustment Amount (if any) with respect to such Receivable.
“Discounted Purchase Price” as defined in Section 2.3.
“Discount Period” means, with respect to any Receivable the number of days from (and including) the applicable Purchase Date of such Receivable to (but not including) the date which is the last day of the Approved Obligor Buffer Period for the Approved Obligor of such Receivable following the Maturity Date of such Receivable.
“Discount Rate” means, with respect to any Receivable, a rate per annum equal to the sum of (i) LIBOR plus (ii) the Applicable Margin.
“Dispute” means, with respect to any Receivable, any Dilution with respect to such Receivable (other than any Dilutions specifically taken into account in determining the Purchase Price for such Receivable), or any refusal to pay as a result of any bona fide dispute, deduction, claim, offset, defense, counterclaim, discount, retainage, allowance, or warranty issue of any kind between a Seller and the applicable Approved Obligor (or any of their respective affiliates) relating to such Receivable, including, without limitation, any products liability claim arising out of or in connection with such Receivable, in each case, which is reasonably likely to reduce the amount due and payable by any Approved Obligor with respect to such Receivable.
“Dollar” and “$” means the lawful currency of the United States of America.
“Eligible Receivable” means a Receivable backed by the full faith and credit of the U.S. Government and arising from the sale of Goods and Services pursuant to a Contract with an Approved Obligor, including Receivables that have been billed pursuant to an Invoice and Eligible Unbilled Receivables; provided that, (a) with respect to each Eligible Receivable sold hereunder to Purchaser on the Closing Date that is a Billed Receivable, such Receivable shall not be more than 60 days past due and (b) with respect to each Eligible Receivable sold hereunder to Purchaser on any day following the Closing Date that is a Billed Receivable, such Receivable shall not be more than 45 days past due; provided further that Eligible Receivables shall not include any Receivable, the Obligor of which has agreed to pay such Receivable via credit card.
“Eligible Unbilled Receivable” means a Receivable arising from a “cost plus fixed fee” or “time and materials” Contract where work has been performed by the relevant Seller and revenue has been recognized in accordance with GAAP, thereby generating an unbilled receivable balance and such Receivable has been recorded in the Seller’s general ledger system and reported to the Purchaser on the applicable Servicing Report, including those Receivables that are unbilled due to "administrative delays" but excluding, without limitation, Excluded Unbilled Receivables.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to the Purchaser or required to be withheld or deducted from a payment to the Purchaser, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, imposed as a result of the Purchaser (i) being organized under the laws of, or having its principal office in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) having a present or former connection with the jurisdiction imposing such Tax (other than any such connection arising solely from the Purchaser having executed, delivered, become a party to, performed its obligations under, received payments under or enforced this Agreement), (b) Taxes attributable to the Purchaser’s failure to provide tax forms to the Seller Representative in accordance with Section 12.1 and (c) any U.S. federal withholding Taxes imposed under FATCA.
“Excluded Unbilled Receivables” means each of the following: (i) any unbilled receivable arising under a “firm fixed price” contract and any contract with “estimate at completion” adjustments; (ii) any unbilled receivable arising under a firm-fixed price contract where the account debtor is billed less than the amount to be received under the contract (based on the “percentage-of-completion” method of revenue recognition); (iii) any unbilled receivable arising under a contract where the account debtor is billed in excess of the costs incurred to date; (iv) any unbilled receivable in respect of “at-risk” projects (including, without limitation, scenarios where the Seller starts working prior to obtaining a signed contract); (v) any unbilled receivable arising under a contract based on milestone billing periods; and (vi) any award or incentive fee structures where the Seller is unable to bill for the award or fee until the government awards the fee through a formal contract modification or approval process.
“Existing Account” means, with respect to:
(i)    the Initial Seller, the accounts of the Initial Seller located at Wells Fargo (ABA No. 026009580) with account numbers 2100012761646 and 2100012761138;
(ii)    each Additional Seller, each account of such Additional Seller specified as such in the applicable Joinder Agreement; and
(iii)    the Initial Seller or any Additional Seller, any account located at a depository bank satisfactory to the Purchaser;
in each case which account is subject to an Account Control Agreement.
“FACA” means the Federal Assignment of Claims Act, 41 U.S.C. § 15, as supplemented by the Federal Acquisition Regulations, 48 C.F.R.
“Facility Suspension Event” means the occurrence of either (i) a Servicer Replacement Event, or (ii) a Shutdown of the U.S. Government.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement, any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.
“Final Collection Date” means the Business Day following the termination of purchases under this Agreement on which all amounts to which the Purchaser shall be entitled in respect of Purchased Receivables and all other amounts owing to the Purchaser hereunder and under the other Purchase Documents are paid in full.
“Final Maturity Date” means the Maturity Date of the last outstanding Purchased Receivable.
“Funded Amount” means the difference between (a) the sum of all Purchase Prices paid by the Purchaser hereunder and (b) the sum of all Collections actually received by the Purchaser by deposit into the Purchaser’s Account, in each case, from (and including) the Closing Date to (and including) the date of determination.
“GAAP” means United States generally accepted accounting principles in effect as of the date of determination thereof.
“Goods and Services” means, with respect to any Receivable, those goods sold by a Seller to the applicable Approved Obligor and any related services provided by such Seller to such Approved Obligor pursuant to the applicable Contract.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
“Indemnified Liabilities” as defined in Section 13.1.
“Indemnified Party” as defined in Section 13.1.
“Indemnified Taxes” means Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Seller under this Agreement.
“Ineligible Assignee” means any Person whose primary business is to engage in the sale or provision of information technology services as determined by the Seller Representative in good faith based on publicly available information.
“Initial Seller” as defined in the preamble hereto.
“Insolvency Event” means, with respect to any Person, such Person (i) is dissolved (other than pursuant to a consolidation, amalgamation or merger); or (ii) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due; or (iii) makes a general assignment, arrangement or composition with or for the benefit of its creditors; or (iv) institutes or has instituted against it a proceeding seeking judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency Law or other similar Law affecting creditor’s rights, or a petition is presented for its winding‑up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition (A) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding up or liquidation or (B) is not dismissed, discharged, stayed or restrained in each case within sixty (60) days of the institution or presentation thereof; or (v) has a resolution passed for its winding‑up, official management or liquidation; or (vi) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all of its assets; or (vii) has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within sixty (60) days thereafter, or (viii) causes or is subject to any event with respect to it which, under the applicable Laws of any jurisdiction, has an analogous effect to any of the events specified in clauses (i) to (vii) (inclusive), or (ix) takes any corporate or other organizational action to authorize any of the foregoing.
“Invoice” means, with respect to any Receivable, the invoice with respect to such Receivable issued by a Seller to the applicable Approved Obligor for the payment for the applicable Goods and Services supplied provided pursuant to the applicable Contract.
“Joinder Agreement” means a joinder agreement, in the form of Exhibit B hereto.
“Law” means any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, order, injunction, writ, decree or award of any Governmental Authority.
“Late Payment Amount” as defined in Section 3.1.
“LIBOR” means the rate established by the Purchaser (calculated on the basis of actual days elapsed over a 360-day year) equal to the London interbank offered rate, as administered by the ICE Benchmark Administration (or any other person which takes over the administration of such rate) appearing on the Reuters page that displays such rate (such page currently being the LIBOR01 page) as of 1:00 p.m. (London time) (x) in the case of a Purchase Date, one Business Day immediately preceding the related Settlement Date, for a period equal to one month (i.e., the one-month LIBOR) or (y) in any other case, two Business Days immediately preceding the first day for which such rate is accruing, for a period matching the period over which such rate has accrued; provided, however, if a

Discount Period or such other period does not match an available LIBOR quotation, then the Purchaser shall determine LIBOR for the purpose of such Discount Period or other period by linear interpolation of the nearest two LIBOR rates. In the event that such rate does not appear on such page or service at such time, “LIBOR” shall be determined by reference to such other comparable publicly available service for displaying the offered rate for deposits in Dollars in the London interbank market as may be selected by the Purchaser and, in the absence of availability, such other method to determine such offered rate as may be selected by the Purchaser in its sole discretion. If, for any given date of determination, LIBOR is determined to be negative, then notwithstanding anything herein to the contrary, the LIBOR for such date shall be deemed to be zero.
“Material Adverse Effect” as defined in Section 9.1(a).
“Maturity Date” means, with respect to any Receivable, the date on which such Receivable becomes due and payable as set forth in the applicable Invoice; provided that, for the purpose of calculating the Discount Period for an Eligible Unbilled Receivable, the Maturity Date shall be deemed to be the date falling 120 days after the Purchase Date related to such Eligible Unbilled Receivable (it being understood that, from and including the Conversion Date for any such Purchased Receivable, the Maturity Date thereof shall be the date upon which such Purchased Receivable becomes due and payable as set forth in the applicable Invoice).
“Maximum Facility Amount” means $450,000,000.
“Maximum Funded Amount” means the lesser of (a) the Maximum Facility Amount; (b) the Total Outstanding Amount; and (c) the Total Available Funding Amount.
“Maximum RBS Funding Amount” means $240,000,000.
“Net Face Value” means, with respect to any Receivable, the amount payable by the applicable Approved Obligor under the applicable Invoice, net of any Taxes and any Dilutions specifically taken into account in determining the Purchase Price for such Receivable as of the applicable Purchase Date.
“Non-Payment Event” as defined in Section 5.4.
“Obligor” means, with respect to any Receivable, the Person that is obligated to make payments in respect of such Receivable pursuant to the applicable Contract.
“Overdue Receivable” as defined in Section 5.4.
“Parent Guaranty” means, in respect of any Additional Seller, a New York law guaranty in favor of the Purchaser, which guarantees such Additional Seller’s obligations hereunder; each Parent Guaranty must be issued by the Seller Representative and must be in form and substance satisfactory to the Purchaser.
“Participant” means, one or more participants selected by the Purchaser in accordance with Section 13.6.
“Participation Share” means, with respect to a Payment Amount on any given Settlement Date, the portion thereof that, pursuant to one or more participation agreements entered into by the Purchaser, is payable by such Participants.
“PATRIOT Act” as defined in Section 13.17.
“Payment Amount” means, as of any given Settlement Date, the difference between (a) the Maximum Funded Amount minus the Funded Amount and (b) the Accrued Aggregate Unreimbursed Purchase Discount plus any other amounts owing to the Purchaser by a Seller under this Agreement as of such Settlement Date; provided, however, that if (a) the Total Outstanding Amount exceeds the Maximum RBS Funding Amount on any given Settlement Date and (b) the Purchaser does not receive (on or before 2:00 p.m. (New York time)) the full amount of the Participation Share, then the Payment Amount will be reduced by an amount equal to the shortfall in the Participation Share.

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.
“Prime Commercial Rate” means the rate of interest most recently published in the Money Rates section of The Wall Street Journal from time to time as the Prime Rate in the United States of America or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Purchaser) or any similar release by the Federal Reserve Board (as determined by the Purchaser). Any change in such prime rate shall take effect at the opening of business on the day specified in the public announcement of such change.
“PrimeRevenue System” means the Purchaser's communication tool accessible via the internet to enable clients to offer various receivables for sale to the Purchaser and for the loading approval and monitoring of such receivables on a platform, the terms of use of which are set out in Schedule C and are hereby incorporated herein.
“Proposed Repurchase Date” means, with respect to any Purchased Receivable, the date set forth in any notice delivered pursuant to Section 11.2 requiring the repurchase by the applicable Seller of such Purchased Receivable.
“Purchase Date” means, with respect to any Purchased Receivable, the date such Purchased Receivable is purchased by the Purchaser pursuant to Section 2.1.
“Purchase Discount” means, with respect to any Receivable, the amount determined as the “Purchase Discount” in the calculation of the Purchase Price for such Receivable pursuant to Section 2.3.
“Purchase Document” means each of this Agreement, the Parent Guaranty, each Servicing Report, together with all other documents, instruments or agreements executed and delivered by a Seller or the Seller Representative to or for the benefit of the Purchaser in connection herewith.
“Purchase Price” means, with respect to any Receivable, the amount determined as the “Discounted Purchase Price” or the “Adjusted Purchase Price,” as applicable, pursuant to Section 2.3.
“Purchased Receivable” means a Receivable purchased by the Purchaser in accordance with the terms and conditions hereof; provided that a Receivable purchased hereunder and subsequently repurchased by the applicable Seller pursuant to the terms and conditions hereof shall, upon the Repurchase Date therefor and upon receipt by the Purchaser of the Repurchase Price therefor, cease to be a Purchased Receivable.
“Purchaser” as defined in the preamble hereto.
“Purchaser’s Account” means the account of the Purchaser located at The Royal Bank of Scotland plc, New York (ABNAUS33) (ABA 026009580) with account number 486028642701, or such other account as notified to the Seller Representative from time to time by the Purchaser in writing.
“Receivable” means the monetary obligation of an Obligor to a Seller arising under a Contract which is evidenced by an Invoice or, in the case of an Eligible Unbilled Receivable, other form of evidence reasonably acceptable to the Purchaser (in each case, including the right to receive payment of any interest or finance charges or other liabilities of such Obligor under such Contract), all Related Assets with respect thereto, and all Collections and other proceeds with respect to the foregoing.
“Reconciliation Date” means the Business Day immediately preceding each Settlement Date and each Termination Settlement Date.
“Refundable Discount Advance Account” as defined in Section 2.9(b).

“Related Assets” means, with respect to any Receivable (i) all related rights and remedies under or in connection with the applicable Contract, including bills of lading, bills of exchange, promissory notes and accessions, (ii) all guaranties, suretyships, letters of credit, security, liens and other arrangements supporting payment thereof, (iii) all applicable Sales Records (including electronic records), (iv) all related insurance, and (v) all proceeds of the foregoing.
“Remittance Account” means the account of the Seller Representative located at Wells Fargo (ABA No. 121000248) with account number 4159286590, or such other account as notified to the Purchaser from time to time by the Seller Representative in writing.
“Repurchase Date” means, with respect to any Purchased Receivable, the date on which such Purchased Receivable is repurchased by the applicable Seller in accordance with the terms and conditions hereof.
“Repurchase Event” means, with respect to any Purchased Receivable: (i) any representation or warranty made by a Seller in Section 9.2 with respect to such Purchased Receivable shall be materially inaccurate, incorrect or untrue on any date as of which it is made or deemed to be made; (ii) a Dispute shall have occurred with respect to such Purchased Receivable; (iii) the breach of any covenant made by a Seller in Section 4.3, Section 5.1, Section 5.2 or Section 10.1 with respect to such Purchased Receivable; or (iv) the Purchaser elects to cause the applicable Seller to repurchase an Eligible Unbilled Receivable in accordance with Section 2.10 following a termination of this Agreement by either the Purchaser or the Seller Representative.
“Repurchase Price” means, with respect to any Purchased Receivable, the amount determined as the “Repurchase Price” for such Purchased Receivable pursuant to Section 11.1.
“Retained Obligations” as defined in Section 4.2.
“Sales Records” means, with respect to any Receivable, the accounts, all sales ledgers, purchase and sales day books, sales invoices, supply contracts and other related books and records of a Seller relating to an Approved Obligor and on an individual Receivable basis for the purpose of identifying amounts paid or to be paid in respect of such Receivable.
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the Office of Foreign Asset Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.
“Seller” and “Sellers” as defined in the preamble hereto.
“Seller Account” means each Existing Account and the Collection Account.
“Seller Account Collateral” means collectively, (i) each Seller Account, and (ii) all checks, drafts, instruments, cash and other items at any time received for deposit into a Seller Account, wire transfers of funds, automated clearing house entries, credits from merchant card transactions and other electronic funds transfers or other funds deposited into, credited to, or held for deposit into or credit to, a Seller Account, but only to the extent that any such items referred to in this clause (ii) are Collections; provided that Seller Account Collateral shall not include Seller Funds.
“Seller Funds” means all checks, drafts, instruments, cash and other items that, in each case, are not Collections, and that at any time are received for deposit into a Seller Account.
“Seller Representative” as defined in Section 2.5.
“Servicer Replacement Event” as defined in Section 5.5.
“Servicing Fee” as defined in Section 5.1.

“Servicing Report” means (a) at all times prior to the Termination Date, a servicing report in the form of Exhibit A-1 or, if permitted by Section 6.1, in the form of Exhibit A-2, as applicable, or otherwise in form and substance satisfactory to the Purchaser and the Seller Representative and (b) at all times on and following the Termination Date, a report in form and substance satisfactory to the Purchaser and the Seller Representative, and containing (without limitation) the following information: (i) a list clearly identifying all outstanding Purchased Receivables, (ii) the amount of all Collections received during the immediately preceding Settlement Period, together with details as to the Purchased Receivables in respect of which such Collections were received and (iii) aging reports with respect to each outstanding Purchased Receivable.
“Settlement Date” means the Closing Date, and each Tuesday and Thursday following the Closing Date; provided, however, that (x) if a Settlement Date falls on a day that is not a Business Day, then the Settlement Date shall be the next following Business Day and (y) the final Settlement Date shall occur on the Business Day immediately preceding the Termination Date.
“Settlement Period” means the period from (but excluding) one Reconciliation Date to (and including) the immediately following Reconciliation Date; provided, however, that the first Settlement Period shall commence on (and shall include) the Closing Date.
“Shutdown of the U.S. Government” means the creation of a “funding gap” caused by the failure of the United States Congress to pass legislation funding U.S. Government operations, or the failure of any such legislation passed by the United States Congress to become law.
“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.
“Taxes” means all present and future income and other taxes, levies, imposts, deductions, charges, duties and withholdings and any charges of a similar nature imposed by any fiscal authority, together with any interest thereon and any penalties with respect thereto and any payments made on or in respect thereof; and “Taxation” and “Tax” shall be construed accordingly.
“Termination Date” means the date of expiry or termination of this Agreement as determined by Section 2.7.
“Termination Payment Amount” means, as of any given Termination Settlement Date, the sum of (a) the Funded Amount, (b) to the extent that the Aggregate Unreimbursed Purchase Discount has not been paid in full, the Accrued Aggregate Unreimbursed Purchase Discount and (c) any other amounts owing to the Purchaser by a Seller under this Agreement as of such Termination Settlement Date.
“Termination Settlement Date” means the Termination Date, and each Tuesday and Thursday following the Termination Date; provided, however, that (a) if a Termination Settlement Date falls on a day that is not a Business Day, then the Termination Settlement Date shall be the next following Business Day, (b) the Purchaser may, by written notice to the Seller Representative, increase the frequency of Termination Settlement Dates (such that, in addition to each Tuesday and Thursday, a Termination Settlement Date may occur on a Monday, Wednesday and/or Friday, as directed by the Purchaser in its sole discretion) and (c) the final Termination Settlement Date shall occur on the Final Collection Date.
“Total Available Funding Amount” means the sum of (a) the Maximum RBS Funding Amount and (b) the Total Available Participation Funding Amount.

“Total Available Participation Funding Amount” means, as determined by the Purchaser on any given date of determination, the total aggregate amount of funds available to the Purchaser pursuant to one or more participation agreements, pursuant to which each “participant” thereunder has agreed to fund a given percentage of the Purchase Price for each Receivable purchased hereunder.
“Total Outstanding Amount” means, as of any date of determination, the result of (i) the Net Face Values of all Eligible Receivables (for each Purchased Receivable, such Net Face Value being determined as of the Purchase Date therefor) minus (ii) all Collections received and deposited in the Purchaser’s Account in connection with such Eligible Receivables.
“U.S. Government” means the federal government of the United States of America.
“UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York; provided, if by reason of mandatory provisions of Law, the perfection, the effect of perfection or non-perfection or the priority of the security interests of the Purchaser is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.
“UCC Information” means the information set forth on Schedule B.
Section 1.2.    Interpretation. In this Agreement, unless otherwise indicated, (a) defined terms may be used in the singular or the plural and the use of any gender includes all genders, (b) the words “hereof”, “herein”, “hereto”, “hereby” and “hereunder” refer to this entire Agreement, (c) all references to particular Sections, Exhibits or Schedules are references to the Sections, Exhibits or Schedules, as the case may be, of this Agreement, (d) all accounting terms not specifically defined herein shall be construed in accordance with GAAP, except as otherwise stated herein, and (e) reference to any Person includes such Person’s successors and legal assigns.

SECTION 2.	Purchase and Sale; Uncommitted Arrangement; Term.

Section 2.1.    Purchase and Sale of Eligible Receivables. On the Closing Date, the Seller Representative will submit a Servicing Report to the Purchaser via the PrimeRevenue System, and simultaneously with the submission of such Servicing Report, each Seller will be deemed to offer to Purchaser, and subject to the satisfaction of the conditions set forth in Section 8.1 and Section 8.2, the Purchaser will be deemed to purchase from each such Seller, without any further action on the part of such Seller, all of such Seller’s right, title and interest in and to all outstanding Eligible Receivables of such Seller specified on such Servicing Report. On each Business Day following the Closing Date and prior to the Termination Date, each Seller will be deemed to offer to Purchaser, and subject to the satisfaction of the conditions set forth in Section 8.2, the Purchaser will be deemed to purchase from each such Seller, without any further action on the part of such Seller, all of such Seller’s right, title and interest in and to all outstanding Eligible Receivables of such Seller that have not previously been acquired (except to the extent that it was acquired and was subsequently the subject of a Deemed Repurchase) in whole by the Purchaser hereunder. The deemed offer by each Seller to sell, assign and transfer all of its right, title and interest in and to all outstanding Eligible Receivables of each such Seller that have not previously been acquired (except to the extent that it was acquired and was subsequently the subject of a Deemed Repurchase) in whole by the Purchaser hereunder is irrevocable and unconditional on the part of each such Seller and shall occur (without any further action by any such Seller) on each Business Day prior to the Termination Date.

Section 2.2.    Deemed Repurchase by the Sellers. Notwithstanding anything herein to the contrary, if (a) the Total Outstanding Amount exceeds the Maximum RBS Funding Amount and (b) the Purchaser does not, on or before 2:00 p.m. (New York time) on a given Settlement Date, receive from the Participants the full amount of the Participation Share relating to the Payment Amount payable on such Settlement Date, then the Payment Amount will be reduced in accordance with the definition thereof, and without any further action on the part of the Purchaser or any Seller, the requisite Net Face Value of Billed Receivables acquired by the Purchaser during the immediately preceding Settlement Period will automatically be deemed to be repurchased by the relevant

Seller (a “Deemed Repurchase”), and the Purchased Receivables allocated for such automatic repurchase shall be selected based on Maturity Date (such that the relevant Seller(s) shall be deemed to repurchase the Purchased Receivable with the latest Maturity Date first, then the Purchased Receivable with the second latest Maturity Date, and the allocation shall continue in the same manner until Purchased Receivables with a total Net Face Value equal to or greater than the shortfall in the Participation Share have been repurchased by the relevant Seller(s)); provided, that each Deemed Repurchase shall be for whole Billed Receivables and not a portion thereof.

Section 2.3.    Purchase Price. The purchase price (the “Discounted Purchase Price”) for each Purchased Receivable purchased on any given Purchase Date will be calculated as follows:

DPP = NFV - Purchase Discount, in which “Purchase Discount” = NFV x DR x (DP / 360), in which:

Term	Definition
“DPP”equals	Discounted Purchase Price of such Receivable
“NFV”equals	Net Face Value of such Receivable as of such Purchase Date
“DR” equals	Discount Rate applicable to such Receivable
“DP”equals	Discount Period applicable to such Receivable

Notwithstanding the foregoing, the Purchaser may, in its sole and absolute discretion, elect to purchase a Receivable for an amount equal to such Receivable’s Net Face Value, as reduced by any amount (including any Accrued Aggregate Unreimbursed Purchase Discount) then due and payable by a Seller to the Purchaser hereunder (such amount, the “Adjusted Purchase Price”). In this event, an amount equal to the Accrued Aggregate Unreimbursed Purchase Discount for such Purchased Receivable will be payable by the Seller Representative on each Settlement Date and each Termination Settlement Date until such time as the Aggregate Unreimbursed Purchase Discount or such Purchased Receivable has been paid in full. The Seller shall not be entitled to set-off its obligation to pay the Aggregate Unreimbursed Purchase Discount (or any portion thereof) against the Refundable Discount Advance paid by the Seller on the Closing Date.

With respect to each Purchased Receivable, the Purchase Price thereof shall be payable by the Purchaser to the Seller Representative (on behalf of the relevant Seller) by deposit into the Remittance Account on the Settlement Date immediately following the Settlement Period during which such Purchased Receivable was purchased. Notwithstanding the foregoing, the Purchase Price shall be subject to netting and set-off as provided for under Section 5.6.

Section 2.4.    Maximum Funded Amount; Payment Amount; Termination Payment Amount.

(a)    On each Settlement Date and Termination Settlement Date, the Purchaser shall (by reference to the Servicing Report received via the PrimeRevenue System by the Purchaser on the immediately preceding Reconciliation Date) determine the Maximum Funded Amount, the Payment Amount (in the case of a Settlement Date) or Termination Payment Amount (in the case of a Termination Settlement Date), as applicable, and shall notify the Seller Representative of the same.

(b)    Following the determination of the Payment Amount, and in accordance with Section 5.6, on each Settlement Date (x) if the Payment Amount is positive, the Purchaser shall pay the full amount thereof to the Seller Representative, and upon payment of such amount, the Purchaser’s payment obligations with respect to the Purchased Receivables acquired during the Settlement Period ending immediately prior to such Settlement Date shall be satisfied in full and (y) if the Payment Amount is negative, the Seller Representative shall pay the full absolute value thereof to the Purchaser by deposit into the Purchaser’s Account. Furthermore, in connection with Section 3.3, the Administration Fee payable by the Seller Representative on each Settlement Date shall be set-off against any positive Payment Amount payable by the Purchaser (and the surplus of the Administration Fee, if any, after effecting such set-off shall be payable by the Seller Representative to the Purchaser), and the absolute value of any negative Payment Amount payable by the Seller Representative shall be combined with the Administration Fee payable on such Settlement Date (such that both amounts will be paid simultaneously to the Purchaser).

(c)    Following the determination of the Termination Payment Amount, and in accordance with Section 5.6, on each Termination Settlement Date until the Funded Amount has been reduced to zero and all other amounts payable to the Purchaser by the Sellers hereunder have been paid in full, the Seller Representative shall pay the full amount of the Termination Payment Amount to the Purchaser by deposit into the Purchaser’s Account. Furthermore, in connection with Section 3.3, the Administration Fee payable by the Seller Representative on each Termination Settlement Date shall be combined with the Termination Payment Amount payable on such Termination Settlement Date (such that both amounts will be paid simultaneously to the Purchaser).

Section 2.5.Seller Representative. Each Seller hereby appoints the Initial Seller as its agent, attorney-in-fact and representative (in such capacity, the “Seller Representative”), and the Initial Seller accepts such appointment, for the purpose of (i) making any requests required under this Agreement, (ii) the receipt of any notice of required repurchase pursuant to Section 11.2, (iii) the giving and receipt of any other notices to, or demand of, any Seller under this Agreement, (iv) the delivery of all documents, reports, financial statements and written materials required to be delivered by any Seller under this Agreement, (v) the receipt of all payments owing to a Seller hereunder, together with the subsequent allocation of such payment proceeds between the Sellers, (vi) taking any and all other actions required to be undertaken hereunder by the Seller Representative, and (vii) all other purposes incidental to any of the foregoing. Each Seller agrees that any action taken by the Seller Representative as the agent, attorney-in-fact and representative of each such Seller shall be binding upon it, as applicable, to the same extent as if directly taken by such Seller, as applicable.

Section 2.6.    UNCOMMITTED ARRANGEMENT. EACH OF THE SELLERS ACKNOWLEDGES THAT THIS IS AN UNCOMMITTED ARRANGEMENT, THAT NO SELLER HAS PAID, OR IS REQUIRED TO PAY, A COMMITMENT FEE OR COMPARABLE FEE TO THE PURCHASER, AND THAT THE PURCHASER MAY TERMINATE THIS AGREEMENT IN ACCORDANCE WITH THE TERMS OF SECTION 2.7.

Section 2.7.    Term. Purchases of Receivables under this Agreement may be effected during the period from the Closing Date until April 21, 2016. In addition, either the Purchaser or the Seller Representative may terminate this Agreement in its sole discretion at any time by delivering thirty days prior written notice to the other party (in which case the Termination Date shall be the first Business Day following such thirty-day period). Furthermore, upon the occurrence of a Facility Suspension Event, the Purchaser may terminate this Agreement at any time by providing written notice of such termination to the Seller Representative (in which case the Termination Date shall be the day specified as such in the written notice, which may be the date upon which such written notice is received by the Seller Representative (or, in each case, if such date is not a Business Day, the Termination Date shall be the immediately following Business Day)). Notwithstanding the foregoing, the termination of this Agreement will have no effect on any rights or obligations hereunder in respect of any Purchased Receivables outstanding as of the date of termination and all covenants, representations and warranties, repurchase obligations and indemnities made herein shall continue in full force and effect so long as any Purchased Receivables remain outstanding.

Section 2.8.    Effect of Termination.

(a)    For the sake of clarity, the parties agree that, at all times on and following the Termination Date:
(i)    Except to the extent otherwise removed in accordance with Section 5, each Seller shall continue to service and administer the Purchased Receivables sold by it as agent for the Purchaser, all on terms further set out in this Agreement.
(ii)    The Seller Representative shall continue to pay the Accrued Aggregate Unreimbursed Purchase Discount on each Termination Settlement Date until the Aggregate Unreimbursed Purchase Discount has been paid in full to the Purchaser by deposit into the Purchaser’s Account. The Refundable Discount Advance will be promptly repaid by the Purchaser to the Seller Representative upon payment in full by the Seller Representative of the Aggregate Unreimbursed Purchase Discount in accordance with Section 2.9.
Section 2.9.    Aggregate Unreimbursed Purchase Discount; Refundable Discount Advance.

(a)    The Aggregate Unreimbursed Purchase Discount shall be payable in full by the Seller Representative on the Final Maturity Date; provided, however, that following the occurrence of the Termination Date, if a Seller’s appointment as servicer hereunder is terminated by the Purchaser as the result of a Servicer Replacement Event, the Purchaser may, by written notice to the Seller Representative, demand payment in full of the Aggregate Unreimbursed Purchase Discount. In any such case, the Seller Representative shall pay the Aggregate Unreimbursed Purchase Discount to the Purchaser on the date designated for such payment in the written notice from the Purchaser (which date must be at least one Business Day following the date upon with such written notice is received by the Seller Representative) by deposit into the Purchaser’s Account.
The parties hereto agree that the Seller Representative’s obligation to pay the Aggregate Unreimbursed Purchase Discount is not credit recourse for any failure of an Approved Obligor to pay the full outstanding balance of any Purchased Receivable, but rather is an obligation to reimburse the Purchaser for electing not to deduct the Purchase Discount from the Purchase Price with respect to the applicable Purchased Receivables for the purpose of administrative convenience.
(b)    On the Closing Date, the Seller Representative will pay to the Purchaser a refundable purchase discount advance (the “Refundable Discount Advance”) equal to 0.40% of the Maximum Facility Amount. The Refundable Discount Advance shall be held in a blocked account established with the Purchaser and maintained in the name of the Seller Representative (the “Refundable Discount Advance Account”). The Refundable Discount Advance Account shall at all times be blocked with respect to the Seller Representative, such that only the Purchaser will be permitted to transfer funds out of the Refundable Discount Advance Account. Subject to repayment in full of the Aggregate Unreimbursed Purchase Discount, the Purchaser will promptly repay the Refundable Discount Advance to the Seller Representative by deposit into the Remittance Account; provided, however, that if the Seller Representative has not paid the Aggregate Unreimbursed Purchase Discount in full as of the Final Maturity Date (or any such earlier date as required by Section 2.9(a)), the Purchaser may set-off the Refundable Discount Advance against the unpaid balance of the Aggregate Unreimbursed Purchase Discount, and upon doing so, the Purchaser will promptly repay the excess Refundable Discount Advance (if any) to the Seller Representative by deposit into the Remittance Account.
Section 2.10.    Eligible Unbilled Receivables. The Seller Representative shall procure that each Eligible Unbilled Receivable sold, transferred and assigned to the Purchaser hereunder will be the subject of an Invoice as soon as reasonably practicable, and in any event within ten (10) Business Days following the Seller Representative’s receipt of a written request to issue such Invoice from the Purchaser; provided, however, that if any Approved Obligor becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due, the Seller Representative shall promptly (and in any event, within five (5) Business Days) issue an Invoice for each Purchased Receivable that is an Eligible Unbilled Receivable payable by such Approved Obligor, and shall provide the Purchaser with a copy of each such Invoice. In the event of a termination of the Agreement by either the Purchaser or the Seller Representative or a revocation of the Purchaser’s approval of any Approved Obligor pursuant to Section 13.20, the Purchaser shall have the option to (i) retain ownership of any Eligible Unbilled Receivable and/or (ii) at any time following such termination or revocation, but solely to the extent that an Approved Obligor Termination Event has not occurred with respect to the Approved Obligor of the applicable Eligible Unbilled Receivable, cause the applicable Seller to repurchase such Eligible Unbilled Receivable from the Purchaser pursuant to Section 11. The Purchaser shall promptly inform the Seller Representative following any such termination or revocation of its decision to either retain ownership or cause a Repurchase Event with respect to any such Eligible Unbilled Receivable. In the event that the Purchaser elects to retain ownership of any Eligible Unbilled Receivable after the termination of the Agreement or the revocation of the Purchaser’s approval of any Approved Obligor pursuant to Section 13.20, the Seller Representative shall promptly (and in any event, within five (5) Business Days) issue an Invoice for any such retained Eligible Unbilled Receivable. Upon issuance by the relevant Seller of an Invoice for a Purchased

Receivable that is an Eligible Unbilled Receivable, such Purchased Receivable shall immediately become a Billed Receivable for purposes hereof (the date upon which such Purchased Receivable becomes a Billed Receivable, the “Conversion Date”).

SECTION 3.	Fees; Late Payment Amount.

Section 3.1.    Late Payment Amount. In the event that any amount payable by any Seller hereunder or under any of the other Purchase Documents remains unpaid for any reason for five (5) Business Days after the Purchaser provides notice to the Seller Representative that such amounts are past due, the Purchaser shall charge, and such Seller shall pay, an amount (the “Late Payment Amount”) equal to (x) such unpaid amount due from such Seller to the Purchaser during the period from (and including) the due date thereof to, but excluding the date payment is received by the Purchaser in full, times (y) a rate per annum equal to the Prime Commercial Rate, computed on the basis of a 360 day year, and for actual days elapsed. Late Payment Amounts shall be payable on demand and, if no prior demand is made, on the last Business Day of each calendar month.

Section 3.2.    Payments Generally. All payments to be made under any Purchase Document or in respect of a Purchased Receivable, shall be made in immediately available funds. Any amounts that would fall due for payment on a day other than a Business Day shall be payable on the succeeding Business Day, and interest calculations, if any, shall be adjusted accordingly for such later or earlier payment. All amounts payable by any Seller or the Seller Representative to the Purchaser pursuant to or in connection with any Purchase Document shall be paid in full, free and clear of all deductions, set-off or withholdings whatsoever except only as may be required by Law, and shall be paid on the date such amount is due no later than 1:00 p.m. (New York City time) to the Purchaser’s Account. Any amount to be paid by the Purchaser to any Seller or the Seller Representative under any Purchase Document shall be paid to the Seller Representative by deposit into the Remittance Account, and shall be paid on the date such amount is due no later than 5:00 p.m. (New York City time).

Section 3.3    Payment of Administration Fee. On each Settlement Date and each Termination Settlement Date, the Seller Representative shall pay to the Purchaser an administration fee (the “Administration Fee”) in an amount equal to:

AF = FA x R x (SP / 360), in which:

Term	Definition
“AF”equals	The Administration Fee payable on a given Settlement Date or Termination Settlement Date, as applicable
“FA” equals	The Funded Amount as of the immediately preceding Settlement Date or Termination Settlement Date, as applicable
“R”equals	A rate of 0.05% per annum
“SP”equals	The Settlement Period ending immediately prior to the Settlement Date or Termination Settlement Date, as applicable, on which the Administration Fee is payable

SECTION 4.	Nature of Facility.

Section 4.1.     True Sale. The parties hereto agree that each purchase and sale of Receivables under this Agreement is intended to be an absolute and irrevocable transfer constituting a “true sale” for bankruptcy law purposes, without recourse by the Purchaser to any Seller for any credit risk or financial inability to pay of any Obligor. The parties hereto have structured the transactions contemplated by this Agreement as a sale, and each party hereto agrees to treat each such transaction as a “true sale” for all purposes under applicable law and accounting principles, including, without limitation, in their respective books, records, computer files, tax returns (federal, state and local), regulatory and governmental filings (and shall reflect such sale in their respective financial statements). Each Seller will advise all Persons inquiring about the ownership of the Receivables that all Purchased Receivables have been sold to the

Purchaser. Against the possibility that, contrary to the mutual intent of the parties, the purchase of any Receivable is not characterized as a sale by any applicable court, each Seller hereby grants to the Purchaser a security interest in, and right of setoff with respect to, all of the Purchased Receivables to secure the payment and performance of the Seller’s payment and performance obligations hereunder and under each other Purchase Document. The grant of this security interest is a supplemental protection to the Purchaser and is not meant to negate or affect in any way the intended sale of the Receivables by the Sellers to the Purchaser. In addition, each Seller hereby grants to the Purchaser a security interest in, and right of setoff with respect to, all of the Seller Account Collateral related to such Seller and all proceeds thereof to secure the payment and performance of the Seller’s payment and performance obligations hereunder and under each other Purchase Document. Furthermore, the Seller Representative hereby grants to the Purchase a security interest in, and right of setoff with respect to, the Refundable Discount Advance Account and all proceeds therein to secure the payment of the Aggregate Unreimbursed Purchase Discount by each Seller hereunder. The Purchaser is hereby authorized to file UCC financing statements with respect to the transactions contemplated hereunder, including the security interests granted herein, together with any continuations and amendments relating thereto.

Section 4.2.    No Purchaser Liability. Notwithstanding anything herein to the contrary, Seller Representative and each Seller hereby acknowledges and agrees that the Purchaser shall not be in any way responsible for the performance of any Contract and the Purchaser shall not have any obligation to intervene in any Dispute arising out of the performance of any Contract. All obligations of a Seller as seller of the Goods and Services and provider of any related services, including, without limitation, all obligations of such Seller as seller under the Contracts, all representations and warranty obligations, all servicing obligations, all maintenance obligations, and all delivery, transport and insurance obligations, shall be retained by such Seller (the “Retained Obligations”). Any claim which a Seller may have against an Obligor or any other party, and/or the failure of an Obligor to fulfill its obligations under the applicable Contract, shall not affect the obligations of such Seller to perform its obligations and make payments hereunder, and shall not be used as a defense or as set-off, counterclaim or cross-complaint as against the performance or payment of any of its obligations.

Section 4.3.    Further Assurances. Seller Representative and each Seller agrees that from time to time, at its expense, it will promptly execute and deliver all further instruments and documents, and take all further action, that the Purchaser may reasonably request in order to perfect, protect or more fully evidence or implement the transactions contemplated hereby, or to enable the Purchaser to exercise or enforce any of its rights with respect to the Purchased Receivables, including, in the case of a Facility Suspension Event and/or a Non-Payment Event, any action reasonably requested by the Purchaser in order to make the sale, assignment and transfer of any Purchased Receivables compliant with FACA.

SECTION 5.	Servicer; Distribution From Collection Account.

Section 5.1    Appointment of each Seller as a Servicer. Each Seller hereby agrees to service and administer the Purchased Receivables sold by it as agent for the Purchaser, all on the terms set out in this Agreement. Each Seller shall use its commercially reasonable efforts to collect each Purchased Receivable sold by it as if such Purchased Receivable had not been purchased by the Purchaser. Each Seller agrees that such Seller shall cooperate with the Purchaser and shall take any and all commercially reasonable actions requested by the Purchaser including, without limitation, initiating appropriate legal proceedings and exercising all rights and remedies that may be available to the Seller under its commercial arrangements with the Approved Obligors, in each case, in connection with collecting and recovering all amounts owed by any Approved Obligor with respect to such Purchased Receivable. The Purchaser agrees to pay the reasonable costs and expenses (including reasonable attorney’s fees and expenses) incurred by each Seller in connection with the performance by each such Seller of the actions requested by the Purchaser and specified in the immediately preceding sentence, provided, however, that the Purchaser shall not be responsible for any costs and/or expenses of any Seller with respect to (i) the preservation of any rights of, or the exercise of any rights by, the Purchaser under, or the enforcement (whether through legal proceedings or otherwise) of, this Agreement against any Seller and (ii) actions necessary for a Seller to perform its representations, warranties, covenants and agreements contained in this Agreement (it being understood that any such costs and expenses shall be for the account of the Sellers). Without limiting the foregoing, each Seller agrees to devote to the servicing of Purchased Receivables at least the same amount of time and attention, and to exercise at least the same level of skill, care and diligence in such servicing, as if each Seller were servicing Receivables legally and beneficially owned by it. The Purchaser shall pay each Seller a Servicing Fee as consideration for the performance of such obligations as servicer under this Section 5.1 and this Agreement. Within ten (10) days following the end of each calendar month, the Seller Representative shall submit to the Purchaser, on behalf of each Seller, an invoice for the Servicing Fee accrued during such calendar month. All fees and charges reflected in such invoice are due and payable within ten (10) Business Days of the date of receipt of the Seller Representative’s invoice by the Purchaser. In respect of each calendar month, the “Servicing Fee” shall be an amount equal to:

Where:

Term	Definition
“n” equals	The total number of Settlement Periods that commence during the relevant calendar month
“TOA”equals	Total Outstanding Amount of all Purchased Receivables as of the first day of the relevant Settlement Period
“Rate”equals	0.03% per annum
“Y” equals	The number of days in the relevant Settlement Period

Section 5.2.    Servicing Covenants. Each Seller covenants and agrees, in connection with its servicing obligations pursuant to Section 5.1, (i) that the payment instructions currently in force and provided to each Approved Obligor specify that each such Approved Obligor shall pay all amounts owing under the Purchased Receivables to the applicable Existing Account, (ii) not to change such payment instructions while any Purchased Receivable remains outstanding without the Purchaser’s prior consent, (iii) that it shall keep accurate books and records with respect to each relevant Seller Account, clearly identifying the source of all amounts deposited and otherwise held therein, and (iv) to take any and all other commercially reasonable actions, including such commercially reasonable actions as may be requested by the Purchaser from time to time, to (a) recover and enforce payment of any defaulted Purchased Receivable and (b) ensure that all amounts owing under the Purchased Receivables be deposited by the Approved Obligors exclusively to the applicable Existing Account or as otherwise instructed by the Purchaser. Each Seller further covenants and agrees (A) that at all times on or prior to the Final Collection Date, all Collections and other funds received into any Existing Account will be swept (on a same-day basis) in immediately available funds to the Collection Account; provided that any amounts credited to any Existing Account after 2:00 p.m. New York time on any Business Day shall be deemed received on the next following Business Day, (B) upon receipt into the Collection Account of any Collections and other funds swept from an Existing Account, such Seller shall identify and reconcile such funds with its books and records, (C) not to give instructions to any other person to pay any amounts into the Collection Account and (D) to take any and all other commercially reasonable actions, including commercially reasonable actions as may be requested by the Purchaser from time to time, to ensure that all Collections will be transferred from the applicable Existing Account to the Collection Account within such one Business Day period, and that amounts deposited in or otherwise standing to the credit of the Collection Account will be disbursed in accordance with the provisions of Section 5.6. Any payment by an Approved Obligor of any amount owing under any Purchased Receivable that is not paid to the applicable Seller Account and is received by the applicable Seller directly shall be held in trust by such Seller as the Purchaser’s exclusive property, such funds shall be safeguarded for the benefit of the Purchaser, and such funds shall promptly, and in any event within two Business Days of receipt thereof, be transferred by wire transfer to the Collection Account. No Seller shall, directly or indirectly, utilize such funds for its own purposes, nor shall any Seller have any right to pledge such funds as collateral for any obligations of any Seller or any other party. Collections shall not be deemed received by the Purchaser for purposes of this

Agreement until credited to the Purchaser’s Account as immediately available funds or otherwise actually received by the Purchaser.

Section 5.3.    Unidentified Collections on Receivables; Return of Collections.

(a)If any payment is received by a Seller from an Approved Obligor, and such payment is not identified by such Approved Obligor as relating to a particular Receivable or Purchased Receivable and cannot otherwise be reasonably identified as relating to a particular Receivable or Purchased Receivable, such Seller will first attempt to confer with the Approved Obligor to identify the Receivable(s) to which such payment should be applied. In the event such Seller is unable to identify within two (2) Business Days the Receivable(s) to which such payment should be applied, the Seller Representative and the Purchaser will negotiate in good faith as to the allocation of such payment, and once the allocation of any such payment has been agreed by the Seller Representative and the Purchaser, such allocated payment shall be considered to be relating to the particular Receivable or Purchased Receivable agreed upon by the Seller Representative and the Purchaser. To the extent the preceding sentence results in collections received by a Seller being deemed collections on a Purchased Receivable, such Seller shall promptly, and in any event within two (2) Business Days, deposit such collections into the Collection Account for application in accordance with the provisions of Section 5.6.

(b)If following the application of any funds in the Collection Account which is deemed to be collections on a Purchased Receivable pursuant to this Section, such payment is identified by the applicable Seller to the reasonable satisfaction of the Purchaser as being payment on a Receivable which is not a Purchased Receivable, then the Purchaser shall promptly, and in any event within one Business Day of such identification, repay such amount to the applicable Seller, in immediately available funds, by deposit to the Remittance Account for the benefit of such Seller.

Section 5.4.    Past Due Receivables. In the event a Purchased Receivable that is a Billed Receivable has not been paid in full by the date that is thirty (30) days after the Maturity Date therefor (an “Overdue Receivable”), the applicable Seller shall determine the cause of such payment delay or non-payment, including whether it is due to a Dispute, and the applicable Seller shall deliver to the Purchaser by no later than the third Business Day following such thirty-day period, a certification and report (a “Non-Payment Report”) identifying the Overdue Receivable and the Approved Obligor thereof and describing in reasonable detail the cause of such non-payment, including whether a Dispute exists with respect to such Overdue Receivable, or certifying that such cause is unknown. In the event that (a) a Purchased Receivable that was sold hereunder on the Closing Date has not been paid in full by the date that is sixty-five (65) days after the Maturity Date therefor or (b) a Purchased Receivable that was sold hereunder on any day following the Closing Date has not been paid in full by the date that is fifty (50) days after the Maturity Date therefor and no Non-Payment Report with respect thereto has been delivered or the Non-Payment Report delivered with respect thereto does not report a Dispute or states that the cause of such payment delay or non-payment is unknown (a “Non-Payment Event”), the Purchaser may in its sole discretion (a) contact such Approved Obligor by phone or in person to discuss the status of such Overdue Receivable and to inquire whether such payment delay or non-payment is due to a Dispute and when payment can be expected and/or (b) take any other lawful action to collect such Purchased Receivable directly from such Approved Obligor and/or (c) terminate the appointment of the applicable Seller as its servicer and agent solely for the purposes of servicing such Purchased Receivable. If the Approved Obligor advises the Purchaser of the existence of a Dispute, the Purchaser shall advise the applicable Seller of such Overdue Receivable that the Approved Obligor has asserted a Dispute.

Section 5.5.    Termination of Appointment. Upon the occurrence of the earliest to occur of (a) a material breach of any representation by a Seller hereunder, (b) the failure by a Seller to comply with any covenants set forth in Section 4.3, Section 5.1, Section 5.2 and Section 10.1, where such failure is not cured within fifteen days after the earlier to occur of (i) written notice thereof having been given to such Seller by the Purchaser or (ii) actual knowledge thereof by such Seller of such failure, (c) the failure of a Seller to pay any amount due hereunder and such failure is not cured within five Business Days of the date on which the same shall be due and payable, (d) the failure by the Seller Representative to issue an invoice for an Eligible Unbilled Receivable in accordance with the terms of Section 2.10 or (e) the occurrence of an Insolvency Event with respect to a Seller (the occurrence of any event or condition specified in clauses (a) through (e), a “Servicer Replacement Event”), the Purchaser may, in its discretion, (i) take any lawful action to collect any Purchased Receivable purchased from such Seller directly from the respective Approved Obligors, and/or (ii) terminate the appointment of such Seller as its servicer and agent for the servicing of the Purchased Receivables, and/or (iii) take any steps required to obtain or exercise exclusive control over any Seller Account related to such Seller (including the delivery of a “notice of exclusive control” (howsoever defined) to the relevant depository bank). In addition, (1) if any Approved Obligor becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due, the Purchaser may, in its discretion, (i) take any lawful action to collect any Purchased Receivable directly from such Approved Obligor, and/or (ii) terminate the applicable Seller as its servicer and agent solely for the purpose of servicing of the Purchased Receivables of such Approved Obligor and (2) upon the occurrence of a Non-Payment Event, the Purchaser may, in its discretion, (i) take any lawful action to collect the relevant Purchased Receivables subject to such Non-Payment Event directly from such Approved Obligor, and/or (ii) terminate the applicable Seller as its servicer and agent solely for the purpose of servicing of the Purchased Receivables subject to such Non-Payment Event. In the event of any termination of any Seller as servicer with respect to any Purchased Receivable, (A) each Seller agrees to take action reasonably requested by the Purchaser in order to make the sale, assignment and transfer of the applicable Purchased Receivables compliant with FACA and to provide the Purchaser with all underlying documentation that the Purchaser may reasonably require in order to enable the Purchaser to enforce the payment obligation of any Approved Obligor with respect to a Purchased Receivable, (B) the Purchaser may, but shall not be obligated to, notify each applicable Approved Obligor of the transfers hereunder and direct each applicable Approved Obligor to make payments as the Purchaser may elect or desire, and (C) no Seller shall interfere with such servicing or collection of such Purchased Receivable or attempt to receive or make collection from any Approved Obligor in respect of such Purchased Receivable. In addition, each Seller hereby grants to the Purchaser an irrevocable power of attorney (coupled with an interest) authorizing and permitting the Purchaser, at its option, with or without notice to any Seller, to do any one of the following that are necessary, in the determination of the Purchaser, to collect amounts due with respect to any Purchased Receivable and to otherwise direct any one or more Approved Obligors to make payment directly to an account of the Purchaser at any time following a Non-Payment Event or a Servicer Replacement Event: (I) endorsing the name of such Seller upon any check or other instrument, document or agreement with respect to any Purchased Receivable; (II) endorsing the name of such Seller on any freight or express bill or bill of lading relating to any Purchased Receivable; (III) deliver and execute any documents and provide any information, in each case, as may be required in order to make the sale, assignment and transfer of any Purchased Receivables compliant with FACA; (IV) take any lawful action to enforce and otherwise collect any Purchased Receivable directly from such Approved Obligor; and (V) taking all action as the Purchaser deems appropriate in connection with the foregoing. Each Seller agrees that the Purchaser will not be liable for any acts of commission or omission or for any error of judgment or mistake of fact or Law in connection with the exercise of such power of attorney except to the extent the same constitutes gross negligence or willful misconduct.

Section 5.6.    Distributions from Collection Account.

(a)Collections in the Collection Account. On each Settlement Date, the Seller Representative shall apply Collections held in the Collection Account in accordance with the following procedure:
(i)    if the Payment Amount is negative, the Seller Representative or the applicable Seller will pay the absolute value thereof, together with the amount of the Administration Fee, to the Purchaser from Collections deposited in the Collection Account; if there are insufficient Collections in the Collection Account to pay the full amount due and owing to the Purchaser, then after applying such Collections to the payment of the Payment Amount (and, to the extent of available funds, the Administration Fee) any remaining shortfall shall be paid directly by the Seller Representative or the applicable Seller from its general funds by deposit into the Purchaser’s Account. Upon payment in full of the Payment Amount and the Administration Fee, the Seller Representative or the applicable Seller shall be permitted to withdraw any and all Collections remaining in the Collection Account on such Settlement Date (other than any Collections that are transferred from an Existing Collection Account to the Collection Account on such Settlement Date) for its own account; and

(ii)    if the Payment Amount is positive, then the amount thereof will be payable by the Purchaser to the Seller Representative (for further distribution to the applicable Seller); furthermore, if the Payment Amount is positive the Seller Representative shall be permitted to withdraw any and all Collections in the Collection Account on such Settlement Date (other than any Collections that are transferred from an Existing Collection Account to the Collection Account on such Settlement Date) for its own account.
(b)    On each Termination Settlement Date, the Seller Representative shall apply Collections held in the Collection Account in accordance with the following procedure: the Seller Representative will pay the Termination Payment Amount and the Administration Fee to the Purchaser from Collections in the Collection Account. If there are insufficient Collections in the Collection Account to pay the full amount due and owing to the Purchaser, then after applying such Collections to the payment of the Termination Payment Amount (and, to the extent of available funds, the Administration Fee), any remaining shortfall shall be paid directly by the Seller Representative or the applicable Seller from its general funds by deposit into the Purchaser’s Account. Upon payment in full of the Termination Payment Amount and the Administration Fee, the Seller Representative or the applicable Seller shall be permitted to withdraw any and all Collections remaining in the Collection Account on such Termination Settlement Date (other than any Collections that are transferred from an Existing Collection Account to the Collection Account on such Termination Settlement Date).
(c)    Seller Funds in the Collection Account. Notwithstanding anything herein to the contrary, once any funds on deposit in the Collection Account have been reconciled with the books and records of the Sellers and determined to be Seller Funds, the Seller Representative shall within two (2) Business Days of such reconciliation, withdraw any and all such Seller Funds from the Collection Account (for further distribution to the applicable Seller).

SECTION 6.	Servicing Reports; Reconciliation Of Receivables.

Section 6.1.    Servicing Reports. The Seller Representative shall be responsible for submitting a Servicing Report via the PrimeRevenue System to the Purchaser on each Reconciliation Date and on the Termination Date; provided, however, and notwithstanding anything herein to the contrary, if the PrimeRevenue System is not operational or is otherwise offline on any Reconciliation Date or on the Termination Date, then for such Reconciliation Date or Termination Date, as applicable, the Seller Representative may deliver a Servicing Report in the form of Exhibit A-2, and this Agreement shall be construed and interpreted accordingly, mutatis mutandis.

Section 6.2    Reconciliation Prior to the Termination Date. If, at any time prior to the Termination Date, the Total Outstanding Amount is greater than the Maximum Funded Amount, then the following procedure will be used by the Seller Representative for purposes of determining which Eligible Receivables constitute Purchased Receivables: first, all Eligible Receivables that were Purchased Receivables as of the immediately preceding Reconciliation Date, and that remain outstanding, shall be designated as Purchased Receivables (including, for the sake of clarity, any Eligible Unbilled Receivables that were Purchased Receivables as of the immediately preceding Reconciliation Date and that have subsequently been converted into Billed Receivables), and second, new Billed Receivables arising after the immediately preceding Reconciliation Date shall be designated as Purchased Receivables based on Maturity Date (designating the Billed Receivable with the closest Maturity Date as a Purchased Receivable, then designating the Billed Receivable with the second closest Maturity Date as a Purchased Receivable, and continuing in the same manner until either all new Billed Receivables have been designated as Purchased Receivables or the designation of the next following Billed Receivable as a Purchased Receivable would result in the aggregate outstanding Net Face Value of all Purchased Receivables exceeding the Maximum Funded Amount).

Section 6.3    Reconciliation Following the Termination Date. If, as of the Termination Date, the Total Outstanding Amount is greater than the Funded Amount, then the following procedure will be used by the Seller Representative for purposes of determining which Eligible Receivables constitute Purchased Receivables: first, all Eligible Receivables that were Purchased Receivables as of the immediately preceding Reconciliation Date, and that remain outstanding, shall be designated as Purchased Receivables (including, for the sake of clarity, any Eligible Unbilled Receivables that were Purchased Receivables as of the immediately preceding Reconciliation Date and that have subsequently been converted into Billed Receivables), and second, new Billed Receivables arising after the immediately preceding Reconciliation Date shall be designated as Purchased Receivables based on Maturity Date (designating the Billed Receivable with the closest Maturity Date as a Purchased Receivable, then designating the Billed Receivable with the second closest Maturity Date as a Purchased Receivable, and continuing in the same manner until either all new Billed Receivables have been designated as Purchased Receivables or the designation of the next following Billed Receivable as a Purchased Receivable would result in the aggregate outstanding Net Face Value of all Purchased Receivables exceeding the Funded Amount).

SECTION 7.	Other Information; The Sellers’ Books and Records; Inspection; The Purchaser’s Records.

Section 7.1.    Other Information. Each Seller will provide the Purchaser with such other reports, information, documents, books and records related to a Purchased Receivable as the Purchaser may reasonably request or any other information that the Purchaser may require for capital or regulatory purposes and which may be lawfully disclosed or provided to the Purchaser, including, without limitation, promptly after request by the Purchaser (a) a copy of the purchase order or sales order and (except in the case of Eligible Unbilled Receivables) Invoices relating to each Purchased Receivable; and (b) all billings, statements, correspondence and memoranda directed to the Obligor in relation to each Purchased Receivable.

Section 7.2.    The Sellers’ Books and Records. Each Seller shall maintain its books and records, including but not limited to any computer files and master data processing records, so that such records that refer to Purchased Receivables sold hereunder shall indicate clearly that such Seller’s right, title and interest in such Receivables have been sold to the Purchaser.

Section 7.3    Inspection. Each Seller shall (a) at any time reasonably convenient to such Seller during regular business hours and upon reasonable prior notice, permit the Purchaser or any of its agents or representatives, (i) to examine and make copies of and abstracts from such Seller’s Sales Records and the Invoices in respect of Purchased Receivables and permit the Purchaser to take such copies and extracts from the Sales Records and to provide the Purchaser with copies or originals (as required by the Purchaser) of the Invoices relating to Purchased Receivables as it may require and generally allow the Purchaser to review, check and audit each Seller’s credit control procedures, and (ii) to visit the offices and properties of each Seller for the purpose of examining such records and to discuss matters relating to Purchased Receivables or each Seller’s performance hereunder with any of the officers or employees of each Seller having knowledge of such matters; and (b) without limiting the provisions of clause (a), from time to time on request of the Purchaser and upon reasonable prior notice and subject to the Seller Representative receiving acceptable confidentiality undertakings thereof, permit certified public accountants or other auditors acceptable to the Purchaser to conduct, at the applicable Seller’s expense, a review of each Seller’s books and records to the extent related to the Purchased Receivables; provided that (i) during the continuation of a Servicer Replacement Event, such access and inspections referred to in clauses (a) and (b) may occur at any time and (ii) unless a Servicer Replacement Event has occurred and is continuing, only one such access and inspection in any calendar year shall be at the expense of such Seller.

Section 7.4.    The Purchaser’s Records. The Purchaser is irrevocably authorized by each Seller to keep records of all purchases, which records shall be consistent with all information set forth in each Servicing Report delivered to the Purchaser via the PrimeRevenue System, and evidences the dates and amounts of purchases and the applicable Purchase Discount in effect from time to time.

SECTION 8.	Conditions Precedent.

Section 8.1    Conditions Precedent to the Closing Date. The occurrence of the Closing Date is subject to the satisfaction of the following conditions, each to the satisfaction of the Purchaser in its sole discretion and, as to any agreement, document or instrument specified below, each in form and substance satisfactory to the Purchaser in its sole discretion:
(a)The Purchaser shall have received each of the following:
(a)An executed counterpart of this Agreement.

(b)Certified copies of resolutions of the Initial Seller authorizing this Agreement and the other Purchase Documents and authorizing a person or persons to sign those documents including any subsequent notices and acknowledgements to be executed or delivered pursuant to this Agreement, the other Purchase Documents and any other documents to be executed or delivered by the Initial Seller pursuant hereto or thereto.

(c)An officer incumbency and specimen signature certificate for the Initial Seller.
(d)Organizational documents of the Initial Seller certified by the applicable governmental authority (as applicable), and evidence of good standing (as applicable).
(e)Lien search reports as the Purchaser shall deem advisable with respect to the Initial Seller, and releases of any Adverse Claim on the Receivables that are or will be Purchased Receivables shown in such reports.
(f)Acknowledgement copies or other evidence of filing of such UCC financing statements or other filings as are required hereunder.
(g)Opinions of counsel to the Initial Seller, including opinions with respect to due organization and good standing of the Initial Seller, due authorization, execution and delivery of this Agreement by the Initial Seller, validity and enforceability of this Agreement with respect to the Initial Seller, non-contravention of organizational documents, material agreements and law, no consents, creation of security interest and perfection of security interest (including perfection by control with respect to each Seller Account), true sale and such other matters as Purchaser and the initial Participants may reasonably request.
(h)Evidence of the establishment of each Seller Account relating to the Initial Seller.
(i)An executed Account Control Agreement with respect to each Seller Account relating to the Initial Seller.
(j)Confirmation that the Initial Seller has instructed each Approved Obligor to pay all amounts owing on Receivables only to the applicable Seller Account.

Section 8.2.    Conditions Precedent to Each Purchase. The Purchaser’s purchase of any Receivable on each Purchase Date, including the initial Purchase Date, is subject to the satisfaction of the following conditions, each to the satisfaction of the Purchaser in its sole discretion:

(a)After giving effect to such purchase, the Total Outstanding Amount of all Purchased Receivables of all Approved Obligors as of such date will not exceed the Maximum Funded Amount (it being understood that, if at any time prior to the termination of this Agreement the Total Outstanding Amount of Eligible Receivables exceeds the Maximum Funded Amount, Section 6.2 shall apply).

(b)The representations and warranties made by each Seller in Section 9.1 of this Agreement are true and correct in all respects as of such Purchase Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all respects on and as of such earlier date.

(c)The representations and warranties made by each Seller in Section 9.2 of this Agreement with respect to the Purchased Receivables purchased on such Purchase Date are true and correct in all respects as of such Purchase Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all respects on and as of such earlier date.

(d)Evidence of the establishment of each Seller Account for each Seller (if not previously provided).

(e)An executed Account Control Agreement with respect to each Seller Account relating to each Seller (if not previously provided).
(f)An executed copy of the Parent Guaranty with respect to each Seller (other than the Initial Seller).

SECTION 9.	Representations and Warranties.

Section 9.1.    Generally. Each Seller hereby makes the following representations and warranties for the benefit of the Purchaser as of the Closing Date and on each Purchase Date:

(a)Such Seller is (i) duly organized, validly existing, and, to the extent applicable under the Laws of its jurisdiction of organization, in good standing under the Laws of its jurisdiction of organization and has all organizational powers and all material governmental licenses, authorizations, consents, and approvals required to carry on its business as now conducted and (ii) is qualified to do business in every jurisdiction where the nature of its business requires it to be so qualified, except, with respect to clause (ii), to the extent that failure to so qualify would not reasonably be expected to have a material impairment of its ability to perform its obligations hereunder or under the other Purchase Documents and would not have a material adverse effect on the collectability of the Purchased Receivables taken as a whole or a material impairment on the interests of the Purchaser under the Purchase Documents taken as a whole (a “Material Adverse Effect”).

(b)Such Seller has the requisite power and authority to enter into and deliver this Agreement and the other Purchase Documents and to assign and sell the Receivables being sold by it on the applicable Purchase Date in the manner herein contemplated, and it has taken all necessary corporate or other action required to authorize the execution, delivery and performance of this Agreement, the other Purchase Documents and the assignment and sale of such Receivables. This Agreement and the other Purchase Documents to which such Seller is a party have been duly executed and delivered by such Seller.

(c)This Agreement, the other Purchase Documents and the sale, assignment and transfer of the Purchased Receivables hereunder constitutes the legal, valid and binding obligations of such Seller, enforceable in accordance with their terms, subject to bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting the rights and remedies of creditors and general principles of equity, regardless of whether enforcement is sought in proceedings in equity or at Law. This Agreement creates a valid security interest in each Purchased Receivable. Upon the filing of a UCC financing statement in the state of incorporation of such Seller set forth in the UCC Information, listing such Seller, as debtor, and the Purchaser, as secured party, and covering Purchased Receivables from time to time purchased hereunder, the Purchaser shall have a first priority perfected security interest in each such Purchased Receivable.

(d)The UCC Information provided by such Seller to the Purchaser is true and correct in all respects. All documents, certificates and written materials furnished to the Purchaser by or on behalf of such Seller for use in connection with the transactions contemplated in this Agreement, taken as a whole with other documents, certificates and written materials furnished contemporaneously therewith, do not contain any untrue statement of material fact or omit to state a material fact (known to such Seller in the case of any documents, certificates or written statements not prepared by it) necessary in order to make the statements contained therein not misleading in light of the circumstances under which the same were made.

(e)Neither the execution nor the delivery of this Agreement, the other Purchase Documents or any of the other documents related hereto or thereto, nor the performance of or compliance with the terms and provisions hereof or thereof will conflict with or result in a breach of or give rise to a default under (i) any Laws, (ii) any indenture, loan agreement, security agreement, instrument or other material agreement binding upon such Seller or any of its properties, or (iii) any provision of such Seller’s organizational documents which could, in the case of clause (ii) only, reasonably be expected to have a Material Adverse Effect.

(f)No authorization, consent or approval or other action by, and no notice to or filing (other than the UCC financing statements required to be filed hereunder) with, any Governmental Authority is required to be obtained or made by such Seller for the due execution, delivery and performance by it of this Agreement or any other Purchase Document.

(g)No Insolvency Event with respect to such Seller has occurred and is continuing.

(h)There is no pending or, to its knowledge, threatened action, proceeding, investigation or injunction, writ or restraining order affecting such Seller or any of its Affiliates before any court, governmental entity or arbitrator, which could reasonably be expected to have an adverse effect on the enforceability of this Agreement (including, without limitation, the enforceability of the Purchaser’s ownership interest in the Purchased Receivables) or the ability of such Seller to perform its obligations hereunder.

(i)No effective financing statement or other instrument similar in effect covering any Purchased Receivable is on file in any recording office, except those filed in favor of the Purchaser relating to this Agreement, and no competing notice or notice inconsistent with the transactions contemplated in this Agreement remains in effect.

(j)Such Seller has not pledged or granted any security interest in any Purchased Receivable to any person except pursuant to this Agreement.

(k)Such Seller is in compliance with all covenants and other agreements contained in this Agreement.

(l)The Initial Seller has implemented and maintains in effect policies and procedures designed to promote and achieve compliance by the Initial Seller, its Subsidiaries and their respective directors, officers, employees and agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement or with respect to any Receivable with Anti-Corruption Laws and applicable Sanctions, and the Initial Seller, its Subsidiaries acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement or with respect to any Receivable and to the knowledge of the Initial Seller their directors, officers, employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of the Initial Seller, any of its Subsidiaries acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement or with respect to any Receivable or to the knowledge of the Initial Seller, any of their respective directors, officers or employees is a Sanctioned Person.

Section 9.2.    Purchased Receivables. Each Seller hereby makes the following representations and warranties with respect to each Purchased Receivable sold by it for the benefit of the Purchaser as of the applicable Purchase Date with respect to such Purchased Receivable:

(a)Prior to giving effect to the sale of such Purchased Receivable, such Seller has a valid ownership interest therein, free and clear of any Adverse Claim. Such Purchased Receivable is a valid, current and freely assignable trade account receivable and the assignment of such Purchased Receivable is not subject to a consent requirement by any third party to the sale or other transfer of such Purchased Receivable or the grant of a security interest or other lien in such Purchased Receivable other than consents previously obtained in writing by such Seller and that remain in effect as of the Purchase Date. Such Seller shall have provided to the Purchaser the Contract number no later than the Reconciliation Date immediately following the purchase of such Purchased Receivable; provided that such information may be provided in the related Servicing Report submitted on such Reconciliation Date via the PrimeRevenue System.

(b)The sale of such Purchased Receivable by such Seller to the Purchaser under the Purchase Documents constitutes a true sale or other absolute transfer of such Purchased Receivable by such Seller to the Purchaser and upon purchase by the Purchaser, such Purchased Receivable will have been validly and absolutely assigned, transferred and sold to the Purchaser and the Purchaser shall acquire a legally valid ownership interest in such Purchased Receivable, free and clear of any Adverse Claim without any need on the part of such Seller or the Purchaser to (i) notify the applicable Approved Obligor or (ii) other than the UCC financing statements required to be filed hereunder, file, register or record any Purchase Document or the sale of such Purchased Receivable under the Laws applicable to such Seller, except, in each case, as may be required in order to comply with FACA. All of such Seller’s right, title and interest in and to such Purchased Receivable will have been validly sold and absolutely assigned and transferred to the Purchaser, and the Purchaser will have the legal and beneficial right to be paid the face amount of such Purchased Receivable free of any Adverse Claim. Such Purchased Receivable is sold hereunder in good faith and without actual intent to hinder, delay or defraud present or future creditors of such Seller.

(c)Such Purchased Receivable and the applicable Contract constitutes a bona fide, existing and enforceable legal, valid and binding obligation of the applicable Approved Obligor, arising out of an arm’s-length sale by such Seller of Goods and Services, in each case, in the ordinary course of its and such Approved Obligor’s businesses subject to bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting the rights and remedies of creditors and general principles of equity, regardless of whether enforcement is sought in proceedings in equity or at Law. The applicable Contract constitutes an existing and enforceable legal, valid and binding obligation of such Seller subject to bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting the rights and remedies of creditors and general principles of equity, regardless of whether enforcement is sought in proceedings in equity or at Law. Such Purchased Receivable and the related Contract under which it arises comply with, and the Goods and Services with respect thereto have been manufactured in compliance with, and any related services have been provided in compliance with, the requirements of all applicable laws, rules, regulations or orders of any Governmental Authority and do not contravene any agreement binding upon such Seller.

(d)The Goods and Services deliverable to the applicable Approved Obligor in connection with such Purchased Receivable were received by such Approved Obligor not later than the applicable Purchase Date.

(e)The Seller has instructed each Approved Obligor in writing to pay all amounts owing on Purchased Receivables only to the applicable Existing Account, which instructions have not been revoked or otherwise modified. The applicable Seller Account has been established and is in effect, and such Seller Account is the subject of a valid and existing Account Control Agreement.

(f)As of the applicable Purchase Date, such Purchased Receivable is not subject to any Dilution except to the extent specifically included in the determination of the Net Face Value for the calculation of the applicable Purchase Price.

(g)The applicable Approved Obligor has not in the past failed to pay any material sum due and payable to such Seller in circumstances where such Seller did not waive or consent to such failure.

(h)No note, account, instrument, document, contract right, general intangible, chattel paper or other form of obligation other than that which has been assigned to the Purchaser exists which evidences such Purchased Receivable, and such Purchased Receivable is not evidenced by and does not constitute an “instrument” or “chattel paper” as such terms are defined in the UCC.

(i)The applicable Approved Obligor is not an Affiliate or Subsidiary of any Seller.

(j)Such Purchased Receivable has not been sold or assigned to any Person other than the Purchaser.

(k)Neither such Seller, nor, to the best of such Seller’s knowledge, the applicable Approved Obligor, is in default of the applicable Contract or is in breach of its terms.

(l)Neither such Seller nor the applicable Approved Obligor has asserted any Dispute or event of default with respect to such Purchased Receivable.

(m)Such Purchased Receivable is an Eligible Receivable and is denominated in U.S. Dollars.
(n)Such Purchased Receivable does not represent a progress billing or a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment, cash-on-delivery or any other repurchase or return basis, does not relate to payments of interest and has not been invoiced more than once.

(o)The Maturity Date for such Purchased Receivable is not more than sixty (60) days after the issuance date of the Invoice with respect thereto.

(p)There are no facts known to such Seller concerning such Approved Obligor, such Purchased Receivable or the applicable Contract which might have an adverse impact on the ability or willingness of such Approved Obligor to pay the Net Face Value for such Purchased Receivable when due, including information concerning any existing or potential Disputes, except as otherwise previously disclosed to the Purchaser.

(q)To the applicable Seller’s knowledge, the applicable Approved Obligor has not ceased to pay its debts as they become due, and none of its payment obligations are subject to moratorium or any other similar event or condition.

(r)There are no actions, claims or proceedings now pending between such Seller and the applicable Approved Obligor. There are no pending or, to the applicable Seller’s knowledge, threatened actions or proceedings before any court or administrative agency related to or in any way connected to such Purchased Receivable.

SECTION 10.	Covenants.

Section 10.1.    The Sellers’ Covenants. Each Seller hereby agrees, at all times prior to the Final Collection Date:
(a)To take all necessary steps and actions to preserve its corporate (or other organization) existence and comply in all material respects with all Laws applicable to such Seller in the operation of its business.

(b)To duly perform and comply in all material respects with all terms, provisions, and obligations under this Agreement and each Contract and refrain from taking any action or omitting to take any action which might prejudice or limit the Purchaser’s rights to payment with respect to the Purchased Receivables.

(c)To promptly notify the Purchaser in writing of (i) such Seller’s knowledge of any material event or occurrence, including, without limitation, any material breach or material default by such Seller or by any Approved Obligor of any of the terms or provisions of any Contract with respect to any Purchased Receivable, any Dispute, or any governmental action affecting the ability of it or such Approved Obligor to perform its obligations under the applicable Contract to which it is a party; or (ii) any change to the UCC Information at least thirty (30) days prior to such change.

(d)To not modify the terms of any Contract in any manner which would adversely affect the collectability of any Purchased Receivables or any rights of the Purchaser as the owner of the Purchased Receivables or would otherwise reduce the amount due thereunder or delay the Maturity Date thereof.

(e)To make all disclosures required by any applicable Law with respect to the sale of the Purchased Receivables hereunder to the Purchaser, and account for such sale in accordance with GAAP.

(f)To not create or permit to exist any Adverse Claim over all or any of such Seller’s or the Purchaser’s rights, title and interest in and to the Purchased Receivables.

(g)To not sell, assign or otherwise transfer the Purchased Receivables, except as specifically provided for herein.

(h)To not close its applicable Seller Account(s) and not to instruct any Approved Obligor to pay any amounts owing under the Purchased Receivables to a bank account other than the applicable Existing Account.

SECTION 11.	Repurchase of Purchased Receivables.

Section 11.1.    Repurchase Price. As used herein, the “Repurchase Price” with respect to any Purchased Receivable shall be calculated as follows:
RP = PP + AD + AI + AO, in which:

Term	Definition
“RP”equals	Repurchase Price for such Purchased Receivable as of the applicable Repurchase Date
“PP” equals	The aggregate Purchase Price for such Purchased Receivable, net of any Collections received by the Purchaser with respect to such Purchased Receivable
“AD” equals
The Purchase Discount applicable to such Receivable and accrued for the period from the applicable Purchase Date to the applicable Repurchase Date; provided that AD shall only apply in the case of a Receivable purchased at its Discounted Purchase Price

“AI” equals
Interest on the total amount payable by the Approved Obligor with respect to such Receivable, calculated at a rate equal to the LIBOR for the period from the last day of the applicable Discount Period to the applicable Repurchase Date plus the Applicable Margin; provided that the AI shall only apply if the Repurchase Date occurs after the last day of the applicable Discount Period

“AO” equals
All other amounts then payable (including, to the extent not included in PP, the full amount of the Aggregate Unreimbursed Purchase Discount corresponding to such Receivable) by the applicable Seller under the Purchase Documents with respect to such Purchased Receivable as of such Repurchase Date

Section 11.2.    Repurchase. Upon the occurrence of a Repurchase Event with respect to any Purchased Receivable, the Purchaser may, upon written notice to the Seller Representative, require the applicable Seller to repurchase such Purchased Receivable on the Proposed Repurchase Date specified in such notice for an amount equal to the Repurchase Price of such Purchased Receivable.

Section 11.3.    Repurchase Date. Upon delivery of any notice referred to in Section 11.2, (a) the Repurchase Price together with all other amounts under this Agreement and the other Purchase Documents with respect to the applicable Purchased Receivable shall become due and payable immediately, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Sellers; (b) the applicable Seller shall pay to the Purchaser by deposit in the Purchaser’s Account such Repurchase Price on the Proposed Repurchase Date specified in such notice, which, in any event, shall be paid not later than five (5) Business Days from the date of the delivery of such notice; and (c) on receipt of such Repurchase Price, the Purchaser shall (at the cost and expense of the applicable Seller) execute such documents as may be necessary to re‑assign, without recourse, representation or warranty, and at no further cost to the Purchaser, such Purchased Receivable to the applicable Seller.

SECTION 12.	Taxes, Etc.

Section 12.1 Taxes. All payments to be made by any Seller under this Agreement shall be made free and clear of and without deduction for or on account of all Taxes, except to the extent required by applicable law. All Taxes required to be deducted or withheld from any amounts paid or payable by a Seller under this Agreement, if any, shall be paid by such Seller to the applicable Governmental Authority within the time allowed under the relevant law. In addition, if any Taxes or amounts in respect of Taxes must be deducted from any amounts payable by a Seller under this Agreement and such Tax is an Indemnified Tax, such Seller shall pay such additional amounts as may be necessary to ensure that the Purchaser receives a net amount equal to the full amount which the Purchaser would have received had payment not been made subject to deduction of Tax by such Seller. Within 30 days of each payment to the relevant Governmental Authority by a Seller under this Section 12.1 of Tax or in respect of Taxes, such Seller shall deliver to the Purchaser if the same is available an original receipt, certified copy or other appropriate evidence issued by the Governmental Authority to whom the payment was made that the Tax has been duly remitted to the appropriate authority. If the Purchaser determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been paid additional amounts pursuant to this Section 12.1, the Purchaser shall pay to the applicable Seller an amount equal to such refund (but only to the extent of additional amounts made under this Section 12.1 with respect to the Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of the Purchaser and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, however, that nothing contained in this Agreement shall interfere with the right of the Purchaser to arrange its Tax affairs in whatever manner it thinks fit and, in particular, the Purchaser shall not be under any obligation to claim credit, relief, remission, repayment or other benefit from or against its corporate profits or similar Tax liability in respect of the amount of any deduction in priority to any other claims, reliefs, credits or deductions available to it, nor shall any Seller be entitled to make any enquiries of the Purchaser in relation to the Purchaser’s Tax affairs. The Purchaser shall (if and to the extent that it is entitled to do so under applicable law) submit in duplicate to the Seller Representative within 21 days after the Closing Date, and, in any event, prior to the date of the first payment by any Seller to the Purchaser, duly completed and signed copies of either (i) Form W-8BEN-E (relating to the Purchaser and claiming complete or partial exemption from withholding on all amounts (to which such withholding would otherwise apply) to be received by the Purchaser including fees, from such Seller pursuant to this Agreement) or (ii) Form W-8ECI (relating to all amounts (to which such withholding would otherwise apply) to be received by the Purchaser, including fees, from such Seller pursuant to this Agreement). In addition and from time to time the Purchaser shall (if and to the extent that it is entitled to do so under applicable law) submit to the Seller Representative such additional duly completed and signed copies of one or the other of such Forms (or such successor forms as shall be adopted from time to time by the relevant United States taxation authorities) and any additional information as may be required under then current United States law, regulations or any income tax treaty to which the United States is a party to claim the inapplicability of, or exemption or partial exemption from, United States withholding (including backup withholding) taxes on payments in respect of all amounts (to which such withholding would otherwise apply) to be received by the Purchaser including fees, from such Seller pursuant to this Agreement. The Purchaser agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Seller Representative in writing of its legal inability to do so.

Section 12.2.    Duties and Taxes. All stamp, documentary, registration or other like duties or Taxes (excluding Excluded Taxes and any Taxes that are the subject of Section 12.1), including Taxes and any penalties, additions, fines, surcharges or interest relating thereto, or any notarial fees which are imposed or chargeable on or in connection with this Agreement or any other Purchase Document or any other document executed pursuant hereto or thereto shall be paid by each of the Sellers, it being understood and agreed that the Purchaser shall be entitled but not obligated to pay any such duties or Taxes (whether or not they are its primary responsibility), and each of the Sellers shall on demand indemnify the Purchaser against those duties or Taxes and against any reasonable costs and expenses so incurred by it in discharging them. Without prejudice to the survival of any other provision hereof, the terms of this Section 12.2 shall survive the termination of this Agreement and payment of all other amounts payable hereunder.

SECTION 13.	Miscellaneous.

Section 13.1    Indemnity. Except with respect to Taxes (which is governed by Section 12 above), each Seller agrees to indemnify, defend and save harmless the Purchaser (including each of its branches), each Participant, any liquidity or credit enhancement provider of any Participant and each of their affiliates, officers, directors, employees or other agents (each, an “Indemnified Party”), forthwith on demand, from and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs (including interest), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for each Indemnified Party in connection with any investigative, administrative or judicial proceeding or hearing commenced or threatened by any Person, regardless of whether any such Indemnified Party shall be designated as a party or a potential party thereto, and any fees or expenses incurred by each Indemnified Party in enforcing this indemnity), whether direct, indirect, special or consequential and whether based on any federal, state or foreign Laws, on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnified Party, in any manner relating to or arising out of or incurred in connection with this Agreement, the other Purchase Documents, any Purchased Receivable or any of the transactions contemplated hereby or thereby, including, without limitation, with respect to (y) any representation or warranty or statement made or deemed made by a Seller under or in connection with this Agreement or any of the other Purchase Documents which shall have been incorrect as of the date when made or the occurrence of a Dispute or any failure of a Seller to comply with its covenants and other agreements contained in this Agreement or any other Purchase Document and (z) any Retained Obligations of a Seller (the “Indemnified Liabilities”); provided, no Seller shall have any obligation to any Indemnified Party hereunder with respect to (i) any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the gross negligence or willful misconduct of that Indemnified Party, in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction, (ii) any non-payment of any Purchased Receivable except to the extent that such non-payment is caused by or is otherwise attributable to any event, circumstance or condition that gives rise to the occurrence of a Repurchase Event and (iii) any Indemnified Liabilities to the extent that such Indemnified Liabilities are otherwise payable by the Purchaser under Section 5.1. Without prejudice to the survival of any other provision hereof, the terms of this Section 13.1 shall survive the termination of this Agreement and payment of all other amounts payable hereunder.

Section 13.2.    Expenses. Each of the Sellers agree to pay promptly on demand (a) all actual and reasonable costs and expenses (including due diligence expenses) incurred by the Purchaser in connection with (i) the negotiation, preparation and execution of the Purchase Documents (but in no event to exceed U.S.$40,000.00) and (ii) any consents, amendments, waivers or other modifications thereto and the transactions contemplated thereby, including, in either case and without limitation, the reasonable fees, expenses and disbursements of counsel to the Purchaser in connection therewith; and (b) all costs and expenses, including reasonable attorneys’ fees and costs of settlement, incurred by the Purchaser in enforcing any obligations of any of the Sellers under any Purchase Document or in collecting any payments due from any Seller hereunder or under the other Purchase Documents or in connection with any refinancing or restructuring of the purchase arrangements provided hereunder in the nature of a “work-out” or pursuant to any insolvency or bankruptcy cases or proceedings. Without prejudice to the survival of any other provision hereof, the terms of this Section 13.2 shall survive the termination of this Agreement and payment of all other amounts payable hereunder.

Section 13.3.    Setoff. In addition to any rights now or hereafter granted under applicable Law and not by way of limitation of any such rights, the Purchaser is hereby authorized by each Seller at any time or from time to time, without notice to any Seller or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other indebtedness at any time held or owing by the Purchaser to or for the credit or the account of any Seller against and on account of the obligations and liabilities of such Seller to the Purchaser hereunder and under the other Purchase Documents, including all claims of any nature or description arising out of or connected hereto or with any other Purchase Document, irrespective of whether or not (a) the Purchaser shall have made any demand hereunder or (b) any amounts payable hereunder shall have become due and payable pursuant hereto and although such obligations and liabilities, or any of them, may be contingent or unmatured; provided that the Purchaser may only exercise its right of setoff in this Section 13 if a Servicer Replacement Event has occurred and is continuing with respect to such Seller.

Section 13.4.    Notices, Addresses. All notices, requests and demands given or made under the Purchase Documents shall be given or made in writing and unless otherwise stated shall be made by telefax, email or letter using the address as specified below or such other address as the party may designate to the other party in accordance with the provisions of this Section 13.4:

If to the Purchaser:
The Royal Bank of Scotland plc
600 Washington Boulevard
Stamford, CT 06901
Attn: Gustavo Rizzo
Fax: 1 203 873 3727
Email: Gustavo.Rizzo@rbs.com
With a copy to:
The Royal Bank of Scotland plc
600 de Maisonneuve West, Suite 520
Montreal, Quebec, Canada H3A 3J2
Attn: Mona Ghazzaoui
Fax: (514) 284-2357
Email: mona.ghazzaoui@rbs.com
and to:
Katten Muchin Rosenman LLP
575 Madison Avenue
New York, NY 10022
Attn: Stanford Renas
Fax: (212) 940-8776

If to the Sellers:
c/o Computer Sciences Corporation, as Seller Representative
3170 Fairview Park Dr.
Falls Church, VA 22042
Attn: Charles Diao
Fax: 703-641-3799
Email: cdiao@csc.com

With a copy to:

Computer Sciences Corporation
3170 Fairview Park Dr.
Falls Church, VA 22042
Attn: Indira Lall
Fax: 703-641-3796
Email: ilall2@csc.com
With a copy to:
Reed Smith LLP
10 South Wacker Drive
Chicago, IL 60606-7507
Attn: J. Michael Brown
Fax: 312-207-6400 Email: jmbrown@reedsmith.com

All notices, requests and demands shall be deemed to have been duly given or made (a) when dispatched by telefax or email during the recipient’s normal business hours when the confirmation showing the completed transmission has been received, or (b) if mailed via a reputable international courier, when it has been left at the relevant address or five (5) Business Days after being delivered to such reputable international courier, in an envelope addressed to the applicable person at that address and to the attention of the person(s) set forth above. Each Seller and the Purchaser shall promptly inform each other of any changes in their respective addresses, facsimile numbers or email address specified herein.

Section 13.5.    Certificates and Determinations. Any certification or determination by the Purchaser of a rate or amount under any Purchase Document shall be, absent manifest error, conclusive evidence of the matters to which it relates.

Section 13.6.    Assignments and Transfers.
(a)The Purchaser may at any time (x) enter into one or more participation agreements with an Approved Transferee in order to participate all or any part of any Purchased Receivables (together with all rights associated therewith) and (y) assign or transfer all of its rights under the Purchase Documents to an Approved Transferee, and in each case, any such Approved Transferee may also assign, transfer or participate any such rights and/or participations in Purchased Receivables to another Approved Transferee; provided that the Purchaser may not assign any of its rights hereunder to an Ineligible Assignee. No Seller may assign or otherwise transfer its rights, benefits or obligations under the Purchase Documents without the prior written consent of the Purchaser. Subject to the foregoing, this Agreement shall be binding on and shall inure to the benefit of each party hereto and its successors and assigns.
(b)Notwithstanding anything herein to the contrary, the Purchaser may assign or pledge a security interest in all or any portion of its rights under this Agreement to secure obligations of the Purchaser, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central bank. No such assignment and/or pledge shall release the Purchaser from its obligations hereunder.

Section 13.7.    Waivers, Remedies Cumulative. No failure to exercise, nor any delay in exercising, on the part of the Purchaser, any right or remedy under the Purchase Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by Law.

Section 13.8.    Accounting Treatment; Non-Reliance. Each Seller agrees and acknowledges that (i) it is a sophisticated party in relation to this Agreement; (ii) it has made its own independent decision to enter into the Agreement, the other Purchase Documents to which it is a party and the transactions contemplated hereby and thereby and, in connection therewith, has obtained such independent accounting, legal, tax, financial and other advice as it deems necessary and appropriate (including, without limitation, as to the appropriate treatment of such transactions for accounting, legal, tax and other purposes) and (iii) it has not relied upon any representation or advice from Purchaser, Purchaser's affiliates or any of their respective directors, officers, employees, contractors, counsel, advisors or other representatives in this regard.

Section 13.9.    Third Party Rights. Other than as specifically provided in this Agreement, no Person not a party to this Agreement shall be deemed a third party beneficiary hereof, provided that each Participant is an intended third party beneficiary of, and entitled to rely on, Section 13.1.

Section 13.10.    Counterparts. Each Purchase Document may be executed in any number of counterparts, and by the different parties thereto on separate counterparts; each such counterpart shall be deemed an original and all of such counterparts taken together shall be deemed to constitute one and the same instrument. A facsimile or electronic copy of an executed counterpart of this Agreement shall be effective as an original for all purposes.

Section 13.11.    Entire Agreement. The Purchase Documents constitute the entire agreement between the parties hereto in relation to the transactions contemplated hereby, and supersede all previous proposals, agreements and other written and oral communications in relation thereto.

Section 13.12.    Exclusion of Liability. To the extent permitted by applicable Law, no Seller shall assert, and each Seller hereby waives, any claim against the Purchaser and its affiliates, members of the board of directors, employees, attorneys, agents or sub-agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any other Purchase Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any purchase or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each Seller hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 13.13.    Invalidity. If at any time any provision of the Purchase Documents shall be adjudged by any court or other competent tribunal to be illegal, invalid or unenforceable, the validity, legality, and enforceability of the remaining provisions hereof shall not in any way be affected or impaired, and the parties hereto will use their best efforts to revise the invalid provision so as to render it enforceable in accordance with the intention expressed in this Agreement.

Section 13.14.    Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York without regard to the principles of conflicts of law thereof (other than Sections 5-1401 and 5-1402 of the New York General Obligations Law).

Section 13.15.    Consent to Jurisdiction. Any litigation based hereon, or arising out of, under or in connection with this Agreement or any other Purchase Document, shall be brought and maintained in the courts of the State of New York sitting in New York County, New York or in the United States district court for the Southern District of New York; provided, any suit seeking enforcement against any Receivables or other property may be brought, at the Purchaser’s option, in the courts of any jurisdiction where such Receivables or other property may be found. Each Seller hereby expressly and irrevocably submits to the jurisdiction of the courts of the State of New York sitting in New York County, New York and of the United States district court for the Southern District of New York for the purpose of any such litigation. Each Seller further irrevocably consents to the service of process by registered mail, postage prepaid, to the address specified in Section 13.4 or by personal service within or without the State of New York. Each Seller expressly and irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of venue of any such litigation brought in any such court and any claim that any such litigation has been brought in an inconvenient forum.

Section 13.16.    WAIVER OF JURY TRIAL. EACH SELLER AND THE PURCHASER HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, ANY OTHER PURCHASE DOCUMENT OR ANY APPLICATION, INSTRUMENT, DOCUMENT, AMENDMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY BANKING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER PURCHASE DOCUMENTS, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

Section 13.17.    USA Patriot Act. The Purchaser hereby notifies each Seller that pursuant to the requirements of the USA PATRIOT Improvement and Reauthorization Act, Title III of Pub. L. 109-177 (signed into law March 9, 2009), as amended from time to time (the “PATRIOT Act”), it is required to obtain, verify, and record information that identifies each Seller, which information includes the name and address of each Seller and other information that will allow the Purchaser to identify each Seller in accordance with the PATRIOT Act.

Section 13.18.    Confidentiality. Each party hereto agrees to hold the Purchase Documents, the transactions contemplated thereby and all non-public information received by it in connection therewith from any other party hereto or its agents or representatives in confidence and agrees not to provide any Person with copies of this Agreement or such non-public information other than to (a) its affiliates and any officers, directors, members, managers, employees or outside accountants, auditors or attorneys of such party or its affiliates, (b) any prospective or actual assignee or participant which (in each case) has signed a confidentiality agreement containing provisions substantively identical to this Section 13.18 or has agreed to be subject to the terms of this Section 13.18, (c) credit support providers if they agree to hold it confidential pursuant to customary commercial terms, (d) Governmental Authorities with appropriate jurisdiction (including filings required under securities Laws) and (e) appropriate filings under the UCC. Notwithstanding the above stated obligations, the parties hereto will not be liable for disclosure or use of such information which: (i) was required by Law, including pursuant to a valid subpoena or other legal process, (ii) is disclosed or used in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Purchase Document or the enforcement of rights hereunder or thereunder, (iii) was in such Person’s possession or known to such Person prior to receipt or (iv) is or becomes known to the public through disclosure in a printed publication (without breach of any of such Person’s obligations hereunder).

Section 13.19.    Additional Sellers. From time to time during the term of this Agreement, the Seller Representative may request that one or more of its Affiliates be added as an additional seller (each, an “Additional Seller”) under this Agreement. Any such request shall be made by the Seller Representative to the Purchaser, and provided that the Additional Seller Conditions Precedent are satisfied (as determined by the Purchaser in its sole and absolute discretion), the Purchaser shall approve any such request. In the event that the Purchaser approves any such request, prior to becoming an Additional Seller such approved Affiliate must execute a Joinder Agreement and deliver the same to the Purchaser. Once an Affiliate has been added as an Additional Seller hereunder, such Additional Seller shall be a Seller hereunder, and each reference in this Agreement to “Seller” or “Sellers” shall also mean and be a reference to such Additional Seller.

Section 13.20.    Termination of Approved Obligor. The Purchaser may, in its sole discretion, by providing at least 30 days prior written notice to the Seller Representative, revoke its approval of any Approved Obligor; provided, however, that following the occurrence of an Approved Obligor Termination Event, the Purchaser may revoke its approval of the relevant Approved Obligor without providing any prior written notice to the Seller Representative or any other Person. Once the Purchaser has effectively revoked its approval of an Approved Obligor, such Person shall immediately cease to be an Approved Obligor hereunder (except with respect to outstanding Purchased Receivables) and the Purchaser shall provide an updated copy of Schedule A to the Seller Representative reflecting the then-current Approved Obligors.

Section 13.21.    Addition of Approved Obligor. From time to time during the term of this Agreement, the Seller Representative may request that one or more account debtors be added as an additional Approved Obligor under this Agreement. Any such request shall be made by the Seller Representative to the Purchaser and shall include a proposed Approved Obligor Buffer Period. The Purchaser shall, in its sole and absolute discretion, determine whether or not to accept any such request. Once the Purchaser has effectively provided written approval of a proposed Approved Obligor, such Person shall immediately become an Approved Obligor hereunder, and the Purchaser shall provide an updated copy of Schedule A to the Seller Representative reflecting the then-current Approved Obligors.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have executed this Agreement by their undersigned, duly authorized officers on the date first above written:
INITIAL SELLER:

COMPUTER SCIENCES CORPORATION

By:
Name:
Title:

By:
Name:
Title:

PURCHASER:

THE ROYAL BANK OF SCOTLAND PLC

By:
Name:
Title:

Schedule A To
Master Accounts Receivable Purchase Agreement

Schedule B To
Master Accounts Receivable Purchase Agreement

UCC Information

(a) Name:	Computer Sciences Corporation
(b) Chief Executive Office:	3170 Fairview Park Drive, Falls Church, VA 22042
(c) Jurisdiction of Organization:	Nevada
(d) Organizational Number:	NV19591000386
(e) FEIN:	95-2043126
(f) Tradenames:	CSC
(g) Changes in Location, Name and Corporate Organization in the last 5 years:	None

Schedule C To
Master Accounts Receivable Purchase Agreement

ELECTRONIC SERVICES SCHEDULE
This Electronic Services Schedule is attached and made a part of the Agreement (as defined herein). In the event of any conflict between the terms and conditions of the Agreement and the terms and conditions of this Schedule, the terms and conditions of this Schedule shall control. Capitalized terms used herein not otherwise defined herein shall have the meanings ascribed thereto in the Agreement.

Section 1.	As used herein:

“Agreement” means the Master Accounts Receivable Purchase Agreement, dated as of April 21, 2015 (as amended), between COMPUTER SCIENCES CORPORATION (“Seller”) and THE ROYAL BANK OF SCOTLAND PLC (“RBS”), including this Schedule, as such agreement may be amended, restated, supplemented or otherwise modified from time to time in accordance with its terms.
"Message" means all messages or other information sent by the Seller under the Agreement using the Program web portal.
“PrimeRevenue” means PrimeRevenue, Inc., which is a Service Provider hereunder.
“Program web portal” means the system interface of the Service Provider to be used by RBS and Seller so as to operate this Agreement or any updated or replacement system from time to time.
“Service Provider” means any person with whom an agreement has been entered into by RBS and to whom the performance of certain obligations or exercise of certain rights in respect of the giving and receiving of Messages, and not in respect of any purchase of Receivables, is from time to time sub-contracted by RBS.

Section 2.	Service Provider

2.1
The parties to the Agreement agree that the Service Provider is and will be the service provider solely for RBS and not the sub-contractor or agent of Seller. Seller consents to RBS outsourcing to the Service Provider the management of certain administrative functions under this Agreement, it being understood that only the rights and obligations issuing from this Electronic Services Schedule shall be outsourced.     Services with respect to Messages are only being offered as an accommodation and not as a requirement for Seller’s use of the facility. As such, in the event the service provider cannot or does not perform, RBS’s liability is limited to RBS performing under RBS’s obligations stated in the Agreement.[1]

Section 3.Service Provider’ Systems and Platform

3.1	To operate this Agreement, Seller and RBS shall use the Program web portal.

3.2	Program related data will be updated and available for view access by Seller and RBS on a day to day basis in the Program web portal.

3.3	Seller will upload and download information pertaining to Purchase Requests from the Program web portal.

3.4
At date of this Electronic Services Schedule, the Service Provider means PrimeRevenue. RBS may replace the Service Provider at any time or terminate this Electronic Services Schedule, and will give written notice thereof to Seller.

[1]
Services with respect to Messages are only being offered as an accommodation and not as a requirement for Seller’s use of the facility. As such, in the event the service provider cannot or does not perform, RBS’s liability is limited to RBS performing under RBS’s obligations stated in the Agreement.

Section 4.Use of Service Provider’s Systems and Platform

4.1
Seller shall have the right to use the content of the Program web portal to print and use reports downloaded from the Program web portal, and to save reasonable copies to Seller’s hard drive, in each case solely for the purposes contemplated by the Agreement. Any copying, distribution, or commercial use of any of the content of the Program web portal not in furtherance of or related to the commercial purposes of the Agreement is not permitted, provided that Seller will not be liable for any copying or distribution of any reports downloaded from the Program web portal to the extent that: (i) such action was required by Law, including pursuant to a valid subpoena or other legal process, (ii) such action is taken in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Electronic Services Schedule or any Purchase Document or the enforcement of rights hereunder or thereunder, (iii) the information copied and/or distributed was in such Person’s possession or known to such Person prior to receipt or (iv) the information copied and/or distributed is or becomes known to the public through disclosure in a printed publication (without breach of Seller’s obligations hereunder).

4.2
Service Provider retains all right, title, and interest in and to its Program web portal, including all software and other intellectual property underlying the Program web portal and associated therewith, all derivative works thereof, and in all media, but specifically excluding any materials, intellectual property or information provided by Seller or RBS (collectively, “Member Content”), all of which shall remain the property of the contributing party. Other than a royalty-free license to use the Program web portal during the term of this Electronic Services Schedule, nothing contained herein shall be construed as the grant of a license or other right by Service Provider to Seller of the Program web portal or any intellectual property underlying or associated with the Program web portal. Seller grants to Service Provider for the term of this Electronic Services Schedule a royalty free, non-exclusive license to use, reproduce, display and modify Seller’s Member Content for the purpose of allowing Service Provider to render the contracted-for services to RBS.

4.3
All of the design, text, graphics and the selection and arrangement thereof included in the Program web portal are protected by the copyright laws of the United States and foreign countries. The Program web portal and all associated intellectual property rights are owned by Service Provider and its licensors. All rights not expressly granted to Seller are reserved to Service Provider and its licensors. Seller acknowledges that (a) the Program web portal incorporates confidential and proprietary technology developed or acquired by Service Provider, including the software underlying the Program web portal; and (b) it shall use such technology solely for the purposes set forth herein. This Section 4.3 shall survive the termination of this Electronic Services Schedule for a period of one year.

4.4
Service Provider may access and use the non-public financial, transactional and other information that is processed under this Agreement or otherwise acquired by Service Provider in connection with the Program web portal (“Seller Data”) for the purposes of providing and operating the Program web portal and related services. Seller represents that it has the right to permit Service Provider to use Seller Data as described in this Agreement and that such use will not violate any third person’s rights.

4.5
Seller acknowledges that Service Provider may transfer Seller Data to a third person, in connection with: (a) any assignment arising from the acquisition of all or substantially all of its assets or equity interests; or (b) a delegation of hosting or other duties, provided that such third party service provider agrees to abide by appropriate confidentiality obligations.

4.6
The parties may disclose Seller Data if required by applicable law to any government body, or duly authorized representatives thereof, upon an audit or other inspection by any of the same of the records or facilities of Service Provider. Seller will be notified promptly upon receipt of any order and upon the implementation of any change in laws which requires disclosure of Seller Data.

4.7
Seller hereby acknowledges that Service Provider reserves the right to: (a) terminate Seller’s access to and use of the Program web portal if Seller permits any unauthorized third person or entity to access and use the Program web portal; and (b) interrupt or disable access to and use of all or any part of the Program web portal if necessary to prevent or protect against fraud, hacking, or illegal conduct or otherwise protect Service Provider’s personnel or the Program web portal, in Service Provider’s sole discretion and without notice.

4.8
SELLER ACKNOWLEDGES THAT NO WARRANTIES OR CONDITIONS, WHETHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE MADE BY SERVICE PROVIDER WITH RESPECT TO THE PROGRAM WEB PORTAL, THE UNDERLYING SOFTWARE, OR ANY SERVICES PROVIDED BY SERVICE PROVIDER, AND SUCH PROGRAM WEB PORTAL, SOFTWARE, AND SERVICES ARE PROVIDED ON AN “AS IS, WHERE IS, AND AS AVAILABLE” BASIS. SERVICE PROVIDER EXPRESSLY DISCLAIMS LIABILITY AND SPECIFICALLY DENIES ANY RESPONSIBILITY FOR (A) THE COMPLETENESS, ACCURACY OR QUALITY OF INFORMATION OR ANY MEMBER CONTENT OBTAINED THROUGH THE PROGRAM WEB PORTAL, AND (B) SELLER’S USE OF OR INABILITY TO USE THE PROGRAM WEB PORTAL. THE USE OF THE PROGRAM WEB PORTAL, AND ANY MEMBER CONTENT OR INFORMATION OBTAINED VIA THE PROGRAM WEB PORTAL, IS AT SELLER’S OWN RISK.

4.9
RBS has the obligation to view the Messages sent in accordance with this Electronic Services Schedule and to act upon them under the terms of the Agreement, and, during any unavailability of the Program web portal to the Company, or following the change of Service Provider, accept to receive Purchase Requests and other notices as otherwise provided in the Agreement.

Section 5.Security. Seller agrees that:

5.1
Seller’s authorized employees may access the Program web portal using a unique user ID and password issued by System Provider. Seller and each authorized employee shall not allow any other individual to use such employee’s unique user ID and password to access the Program web portal. Seller and each authorized employee shall remain responsible for maintaining the strict confidentiality of the user IDs and passwords created for Seller’s authorized employees;

5.2
it will not intentionally or knowingly interfere with, defeat, disrupt, circumvent or tamper with or attempt to gain unauthorized access to the Program web portal or other information or instruction that is, by the terms of the Agreement to be transmitted through the Program web portal, or with the restrictions on use of functionality or access to information on any portion of the Program web portal, or attempt to do so; and

5.3
it will not intentionally or knowingly introduce into any portion of Program web portal any device, software or routine, including but not limited to viruses, Trojan horses, worms, time bombs and cancelbots or other data or code that harms, or may adversely affect, the operation of the Program web portal.

Section 6.Representations, Warranties and Covenants of Seller. Seller hereby represents, warrants and covenants to and with RBS that Seller’s use of Program web portal is solely to settle genuine and lawful commercial trade transactions, arising in the ordinary course of business, for the purchase or sale of goods (including Receivables as defined under the Agreement) and/or services by or to Seller from or to the RBS or other third parties. Seller shall not use the Program web portal for investment or arbitrage functions or purposes, or in breach of any Laws, and any activity undertaken via the Program web portal shall not be used in furtherance of any of the foregoing.

Section 7.    No Implied Duties. Without limiting the liabilities of RBS under the Agreement, RBS shall be obliged to perform such duties and only such duties as are specifically set forth herein, and no implied duties or responsibilities shall be read or implied into the Agreement against RBS. RBS shall have no duties or obligations hereunder to any person or entity other than Seller and, without limiting the foregoing, does not assume any obligation or relationship of agency or trust hereunder for, or with any other person or entity.

Section 8.    Third Party Beneficiary Rights. Seller and RBS agree that Service Provider is an intended third party beneficiary of, and entitled to rely on Sections 2, 4, 5, and 6 of this Electronic Services Schedule and Section 13.18 of the Agreement.

Exhibit A-1 to
Master Accounts Receivable Purchase Agreement

[Form of Servicing Report attached]

Exhibit A-2 to
Master Accounts Receivable Purchase Agreement

______________, 20__
The Royal Bank of Scotland plc
600 Washington Boulevard
Stamford, CT 06901
Attn: [Gustavo Rizzo]

Ladies and Gentlemen:
Servicing Report (Delivered Outside of PrimeRevenue System)

We refer to the Master Accounts Receivable Purchase Agreement, dated as of _______ __, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Purchase Agreement”), between COMPUTER SCIENCES CORPORATION and THE ROYAL BANK OF SCOTLAND PLC. Terms defined in the Purchase Agreement shall have the same meaning herein as defined in such Purchase Agreement.
Please find attached hereto the latest Servicing Report.
Executed and delivered by the Seller Representative as of the date first above written.
COMPUTER SCIENCES CORPORATION

By:
Name:
Title:

[Form of Servicing Report attached]

Exhibit B to
Master Accounts Receivable Purchase Agreement

Form of Joinder Agreement

This JOINDER TO RECEIVABLES PURCHASE AGREEMENT dated as of [______], 20[__] (this "Agreement"), from [NEW SELLER], a [jurisdiction and legal form] (the “New Seller”), to The Royal Bank of Scotland plc, in its capacity as purchaser (the “Purchaser”) under the RPA (as defined below). Capitalized terms used and not defined herein have the meanings given to them in the RPA.
WITNESSETH THAT:

WHEREAS, certain parties (the “Existing Sellers”) have entered into that certain Master Accounts Receivable Purchase Agreement, dated April 21, 2015 (the “RPA”), among COMPUTER SCIENCES CORPORATION (“CSC"), a corporation duly organized and existing under the laws of the State of Nevada, as Seller Representative [and as a Seller, [SELLER B] (“[Seller B]”), a corporation duly organized and existing under the laws of the State of [•], as a Seller, [SELLER C] (“[Seller C]”), a corporation duly organized and existing under the laws of the State of [•], as a Seller (each of CSC, [Seller B], [Seller C] and any Additional Sellers (as defined in the RPA), a “Seller” and collectively the “Sellers”), and THE ROYAL BANK OF SCOTLAND PLC, as purchaser (“RBS” and a “Purchaser”); and
WHEREAS, New Seller desires to be joined as a party to the RPA;
NOW, THEREFORE, FOR VALUE RECEIVED, and in consideration of accommodations given or to be given, to New Seller and the Existing Sellers by the Purchaser from time to time, New Seller hereby agrees as follows:
1.    New Seller acknowledges and agrees that it is a “Seller” under the RPA, effective upon the date of New Seller’s execution of this Agreement. All references in the RPA to the term “Seller” or “Sellers” shall be deemed to include the New Seller. Without limiting the generality of the foregoing, New Seller hereby repeats and reaffirms all covenants, agreements, representations and warranties made or given by a Seller contained in the RPA, and appoints the Seller Representative as its agent, attorney-in-fact and representative in accordance with Section 2.5 of the RPA.
2.    For purposes of the RPA, “Existing Account” with respect to the New Seller means [each of the following accounts]:
[(i)]    the account of the Initial Seller located at [____] (ABA [___]) with account number [____], which account is located at a depository bank satisfactory to the Purchaser and which account is subject to an Account Control Agreement[; and]
[(ii)    the account of the New Seller located at [____] (ABA [___]) with account number [____], which account is located at a depository bank satisfactory to the Purchaser and which account is subject to an Account Control Agreement.]
3.    New Seller agrees to execute and deliver such further instruments and documents and do such further acts and things as the Purchaser may deem reasonably necessary or proper to carry out more effectively the purposes of this Agreement.

2Note: delete brackets as appropriate.

4.    No reference to this Agreement need be made in the RPA or in any other Purchase Document or other document or instrument making reference to the same, any reference to Purchase Documents in any of such to be deemed a reference to the RPA, or other Purchase Documents, as applicable, as modified hereby.
5.    The laws of the State of New York (without regard to conflicts of laws principles) shall govern all matters arising out of, in connection with or relating to this Agreement, including, without limitation, its validity, interpretation, construction, performance and enforcement.
[Remainder of Page Intentionally Left Blank]

In witness whereof, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

NEW SELLER:
[NEW SELLER],
as Seller
By:
Name:
Title:
ACKNOWLEDGED AND ACCEPTED AS OF THE DATE FIRST WRITTEN ABOVE:
PURCHASER:
THE ROYAL BANK OF SCOTLAND PLC
By:
Name:
Title:

EXISTING SELLERS:
COMPUTER SCIENCES CORPORATION,
as a Seller and Seller Representative
By:
Name:
Title:

[SELLER B],
as a Seller
By:
Name:
Title:

[SELLER C],
as Seller
By:
Name:
Title:

[NEW SELLER],
as a Seller
By:
Name:
Title: